Exhibit 10.3

Execution Version

____________________________________________

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

RHG NETWORK, LLC,

SPARTA MERGER SUB I LLC,

SPARTA MERGER SUB II LLC,

AND

CAREMAX, INC.

November 17, 2024

______________________________________________

Table of Contents

Page

Article I THE TRANSACTION		2
1.01	Basic Transaction	2
1.02	Purchase Price	2
1.03	CMS Model Payments	2
1.04	Withholding Rights	4
Article II CLOSING DELIVERABLES		4
2.01	Closing	4
2.02	Buyer’s Closing Deliverables	4
2.03	Sellers’ Closing Deliverables	5
Article III REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		5
3.01	Organization	5
3.02	Power and Authority	5
3.03	Enforceability	5
3.04	No Violations; Consents and Approvals	6
3.05	No Brokers	6
3.06	Sufficiency of Funds	6
3.07	Due Diligence	6
3.08	Investment Representation	6
3.09	Litigation	6
Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES		7
4.01	Organization	7
4.02	Power and Authority; Ownership	7
4.03	Enforceability	7
4.04	No Violations; Consents and Approvals	7
4.05	No Brokers	8
4.06	Litigation	8
Article V REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS		8
5.01	Organization	8
5.02	Capitalization; Subsidiaries	8
5.03	No Violation; Consents and Approvals	9
5.04	Financial Statements	9
5.05	Undisclosed Liabilities	9

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5.06	Absence of Certain Developments	10
5.07	Litigation	10
5.08	Environmental Matters	10
5.09	Title to Properties; Sufficiency of Assets	10
5.10	Compliance with Laws	11
5.11	Permits	11
5.12	Labor and Employment Matters	12
5.13	Employee Benefit Plans	14
5.14	Tax Matters	16
5.15	Insurance	17
5.16	Affiliated Transactions	18
5.17	Material Contracts	18
5.18	Intellectual Property	20
5.19	No Brokers	21
5.20	Health Care Compliance	22
5.21	Information Privacy and Security Compliance	25
5.22	Bank Accounts	27
5.23	Anti-Money Laundering, Anti-Corruption and Anti-Bribery Laws	27
Article VI PRE-CLOSING COVENANTS		27
6.01	Further Assurances; Closing Conditions	27
6.02	Notices and Consents	28
6.03	Governmental Consents; Regulatory Filings	28
6.04	Conduct of the Business	29
6.05	Access to Information	32
6.06	Confidentiality Agreement	33
6.07	Financing Cooperation	33
6.08	ACO Bonds	36
Article VII POST-CLOSING COVENANTS		36
7.01	Further Assurances	36
7.02	Access to Books and Records	36
7.03	Tax Matters	37
7.04	Mutual Release	39
7.05	Use of Names	40
Article VIII PRE-CLOSING CONTRIBUTION		40
8.01	Accepted Contracts; Wrong Pockets	40
8.02	Employees	41
Article IX CONDITIONS TO THE OBLIGATIONS OF THE BUYER		44
9.01	Accuracy of Representations and Warranties	44
9.02	Compliance with Obligations	44
9.03	No Adverse Proceeding	44

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9.04	No Material Adverse Effect	44
9.05	Employee Transfer	44
9.06	Chapter 11 Plan; Confirmation Order	44
9.07	Assumption and Rejection of Contracts	45
9.08	Assumed Liabilities	45
9.09	Regulatory Conditions	45
9.10	Other Deliveries	45
Article X CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES		45
10.01	Accuracy of Representations and Warranties	45
10.02	Compliance with Obligations	45
10.03	No Adverse Proceeding	45
10.04	Confirmation Order	46
10.05	Regulatory Conditions	46
10.06	Other Deliveries	46
Article XI NO SURVIVAL		46
Article XII TERMINATION		46
12.01	Termination	46
12.02	Effect of Termination	49
Article XIII BANKRUPTCY COURT MATTERS		49
13.01	Approval of Break-Up Fee	49
13.02	Competing Transaction; No Shop	50
13.03	Bankruptcy Court Filings	51
13.04	Assumption of Assigned Contracts	52
Article XIV GENERAL PROVISIONS		55
14.01	Notices	55
14.02	Entire Agreement	56
14.03	Severability	56
14.04	Expenses	56
14.05	Amendment; Waiver	56
14.06	Binding Effect; Assignment	56
14.07	Counterparts	56
14.08	Interpretation; Disclosure Schedules	57
14.09	Governing Law; Interpretation	58
14.10	Forum Selection and Consent to Jurisdiction	58
14.11	Specific Performance	58
14.12	Arm’s Length Negotiations; Drafting	59
14.13	Acknowledgement by the Buyer; Disclaimers	59
14.14	Confidentiality; Publicity	60

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14.15	Made Available	61
14.16	Representation of the Acquired Companies	61
14.17	Non-Recourse	62
14.18	WAIVER OF JURY TRIAL	62
14.19	Debt Financing	63

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EXHIBITS

Exhibit A Definitions

Exhibit B Form of Assignment of Membership Interests

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SECURITIES PURCHASE AGREEMENT

This SECURITIES Purchase Agreement (this “Agreement”) is entered into as of November 17, 2024, by and among RHG Network, LLC, a Delaware limited liability company (the “Buyer”), Sparta Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), Sparta Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II,” and together with Merger Sub I, the “Sellers”), and CareMax, Inc., a Delaware corporation (“Seller Parent,” and together with the Sellers, the “Seller Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them on Exhibit A attached hereto. The Buyer and the Seller Parties are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, following the date hereof, but prior to the Closing, Seller Parent and certain of its Affiliates, including the other Seller Parties and the Acquired Companies, intend to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) thereby commencing chapter 11 cases (the “Bankruptcy Cases,” and the date such petitions are filed, the “Petition Date”);

WHEREAS, following the Petition Date, each Seller Party and the Acquired Companies will be a debtor in possession under the Bankruptcy Code and will manage its properties and assets pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Sellers own 100% of the issued and outstanding Equity Securities of the Acquired Companies (collectively, the “Purchased Securities”) and the Acquired Companies are engaged in, or hold assets or liabilities relating to, the Business (as defined below);

WHEREAS, on the Closing Date, (a) the Sellers desire to sell to the Buyer all of their right, title, and interest in and to the Purchased Securities, and the Buyer desires to purchase from the Sellers all of the Sellers’ rights, title, and interest in and to the Purchased Securities free and clear of any Liens, (b) as a result of the Chapter 11 Plan, the Acquired Companies shall not have any Liabilities as of the Closing other than the Assumed Liabilities, (c) the Seller Parties and/or their applicable Subsidiaries desire to assume and assign to an Acquired Company or the Buyer, as applicable, all of their right, title, and interest in and to the Accepted Contracts not held by an Acquired Company as of the Petition Date, and (d) all Available Contracts of the Acquired Companies other than the Accepted Contracts shall be rejected, pursuant to the Chapter 11 Plan, by the Acquired Companies, in each case, upon the terms and subject to the conditions hereof, and pursuant to and, as applicable, reorganized under the Chapter 11 Plan;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer (or an Affiliate of the Buyer) and Seller Parent shall enter into the Services Agreement;

WHEREAS, the respective governing bodies of each of the Buyer and the Seller Parties have approved this Agreement, the Related Agreements to which it is a party, and the transactions contemplated hereby and thereby (collectively, the “Transactions”), in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Confirmation Order to be entered in the Bankruptcy Cases.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
THE TRANSACTION

1.01 Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Buyer shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Buyer all right, title and interest in and to all of the Purchased Securities, free and clear of any and all Liens, (b) the Acquired Companies shall assume the Assumed Liabilities, and (c) the Seller Parties and/or their applicable Subsidiaries shall assume and assign to an Acquired Company or the Buyer, as applicable, all right, title and interest in and to all of the Accepted Contracts not held by an Acquired Company as of the Petition Date, in each case, on the terms and subject to the conditions set forth in this Agreement and, as applicable, as reorganized under the Chapter 11 Plan.

1.02 Purchase Price. The aggregate consideration for the Purchased Securities shall be an amount equal to (a) the Purchase Price, plus (b) the retention of the 2023 CMS Model Payment, which was previously distributed to Seller Parent or one of its Subsidiaries other than the Acquired Companies, plus (c) the 2024 CMS Model Payment (if any). At the Closing, the Buyer shall pay the Purchase Price to the Seller Parties by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Parties. In addition to the foregoing, the Buyer agrees to pay, perform, honor and discharge or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to Closing, all Cure Costs up to the Cure Cost Cap. For the avoidance of doubt, the Seller Parties shall pay, or cause to be paid, at or prior to Closing, all Cure Costs in excess of the Cure Costs Cap.

1.03 CMS Model Payments.

(a) The Seller Parent shall, or shall cause one of its Subsidiaries to, hold a portion of the 2023 Net Receivable equal to $10,000,000 (the “PY 2023 Provider Payment”) in trust for the Acquired Companies until the Closing and transfer the PY 2023 Provider Payment to the Acquired Companies at the Closing (provided, that any portion of the 2023 Provider Payment subject to a PY 2023 Provider Repayment Mechanism at the Closing will be transferred to the Acquired Companies as contemplated by Section 1.03(f)) and, following and subject to the Closing and, if applicable, the satisfaction of the Release Requirements with respect to any PY 2023 Provider Payment subject to a PY 2023 Provider Repayment Mechanism, the Buyer will cause the Acquired Companies to pay such amount, in cash, to the Providers (or the physician group practice employing or engaging such Providers, as applicable) in such allocable amounts, as the Buyer determines; provided, that the PY 2023 Provider Payment held in trust may also be used as a Required Repayment Mechanism in accordance with Section 1.03(f). The Seller Parties shall keep the Buyer reasonably apprised of, and consult with the Buyer with respect to, the foregoing matters. Seller Parties acknowledge and agree that a portion of the amounts payable to Providers in accordance with this Section 1.03(a) and Section 1.03(c)(i) shall be payable to the Buyer on behalf of its affiliated practices that employ certain Providers.

(b) Following the Closing, the Buyer shall, and shall cause the Acquired Companies to, make all filings with Governmental Authorities that are reasonably necessary, proper or advisable to determine the CMS Model Net Receivable for the 2024 CMS Model Year, and receive any related payments from CMS. Following the Closing, if the Buyer or the Acquired Companies receive the 2024 Net Receivable, then the Buyer shall, and shall cause the Acquired Companies to, distribute the 2024 Net Receivable in cash in accordance with Section 1.03(c).

(c) If the CMS Model Net Receivable for the 2024 CMS Model Year is a positive number (the “2024 Net Receivable”), then the 2024 Net Receivable shall be distributed in cash as follows:

(i) First, to the Providers (or the physician group practice employing or engaging such Providers, as applicable), the greater of (A) the lesser of (1) $10,000,000 and (2) the 2024 Net Receivable, and (B) twenty percent (20%) of such 2024 Net Receivable; and

(ii) Second, to Seller Parent (for further distribution to the Senior Lenders pursuant to the Chapter 11 Plan) and the Buyer, sixty-five percent (65%) and thirty-five percent (35%), respectively, of the remainder of the 2024 Net Receivable not distributed pursuant to Section 1.03(c)(i), if any (the amount paid, if any, pursuant to this Section 1.03(c)(ii), the “2024 CMS Model Payment”).

(d) All payments payable to Seller Parent (for further distribution to the Senior Lenders pursuant to the Chapter 11 Plan) pursuant to this Section 1.03 (if any) shall be distributed within thirty (30) Business Days of becoming payable to Seller Parent (for further distribution to the Senior Lenders pursuant to the Chapter 11 Plan) by wire transfer of immediately available funds to the account(s) designated in writing by Seller Parent from time to time.

(e) The Parties agree and acknowledge that the Senior Lenders are intended and express third-party beneficiaries of this Section 1.03 and shall have the right, exercisable in their discretion, to enforce the terms of this Section 1.03 against the Buyer, or prevent the breach hereof, or to exercise any other right, or seek any other remedy, which may be available to the Senior Lenders as third-party beneficiaries of this Section 1.03; provided that nothing in this Section 1.03(e) shall limit any rights and defenses of the Buyer.

(f) The PY 2023 Provider Payment may only be used as a Required Repayment Mechanism (“PY 2023 Provider Repayment Mechanism”) in an aggregate amount not to exceed $10,000,000 and only with respect to the obligations of the Acquired Companies pursuant to the contracts set forth on Schedule 1.03(f) and the CNCN Renewal Participation Agreement and only where such PY 2023 Provider Repayment Mechanism cannot be drawn, accessed or subjected to any Lien with respect to any other Liability of any Person. The Seller Parties will provide the

Buyer with any proposed documentation for any PY 2023 Provider Repayment Mechanism arrangement in advance of execution so that the Buyer may confirm it comports with this Section 1.03(f). In the event any PY 2023 Provider Repayment Mechanism is drawn, the Purchase Price will be reduced on a dollar-for-dollar basis by the amount drawn. In the event there is any PY 2023 Provider Repayment Mechanism in effect at the Closing, the Buyer will hold back a portion of the Purchase Price equal to the amount of the PY 2023 Provider Payment subject to the PY 2023 Provider Repayment Mechanism until such PY 2023 Provider Repayment Mechanism is released to the Acquired Companies and all Liens related thereto are released (the “Release Requirements”), and the Buyer and the Seller Parties will reasonably cooperate in good faith with respect to timely satisfaction of the Release Requirements.

1.04 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, the Buyer, its Affiliates and agents shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, except with respect to amounts treated as compensation for Tax purposes or amounts withheld as a result of the Seller Parties’ failure to timely provide the form described in Section 2.03(b), the Buyer shall use commercially reasonable efforts to provide the applicable payee with three (3) Business Days’ notice prior to withholding any amounts under this Section 1.04, and the Seller Parties and the Buyer shall work in good faith to minimize any such deduction or withholding to the extent permitted by applicable Law. Any such withheld amounts shall be timely paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING DELIVERABLES

2.01 Closing. The closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (a) on the fifth (5th) Business Day following the satisfaction or waiver (in writing by the Person with the authority to provide such waiver) of all of the closing conditions set forth in Article IX and Article X (other than those to be satisfied at the Closing), or (b) on such other date as is mutually agreed in writing by the Parties. The date on which Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

2.02 Buyer’s Closing Deliverables. At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:

(a) a certificate of the Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 10.01 and 10.02 have been satisfied;

(b) a certificate of the Secretary of the Buyer, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Buyer, (ii) the authorizing resolutions of the Buyer, (iii) a certificate of good standing of the Buyer from the Secretary of

State of Delaware, dated within ten (10) Business Days of the Closing Date, and (iv) the incumbency and signatures of the Persons signing this Agreement and the Related Agreements, as applicable, on behalf of the Buyer; and

(c) an assignment of membership interests, in form and substance substantially similar to Exhibit B attached hereto (the “Assignment of Membership Interests”), representing the transfer of the Purchased Securities to the Buyer, duly executed by the Buyer.

2.03 Sellers’ Closing Deliverables. At or prior to the Closing, each Seller shall deliver or cause to be delivered to the Buyer, on behalf of itself and the other Seller Parties, as applicable, the following:

(a) a certificate of the Seller Parties and the Acquired Companies, dated as of the Closing Date, stating that the conditions specified in Sections 9.01, 9.02, 9.03 and 9.04 have been satisfied;

(b) a duly completed and executed IRS Form W-9 from each Seller Party or their respective regarded owner for U.S. federal income tax purposes;

(c) a certificate of the Secretary of each Seller Party, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of each Seller Party and each Acquired Company, (ii) the authorizing resolutions of each Seller Party, and (iii) the incumbency and signatures of the Persons signing this Agreement and the Related Agreements, as applicable, on behalf of each Seller Party;

(d) resignations, effective as of the Closing, of each officer, director and manager of the Acquired Companies, except as specified by Buyer; and

(e) the Assignment of Membership Interests, duly executed by the Sellers.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller Parties that, as of the date of this Agreement and as of the Closing Date:

3.01 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.02 Power and Authority. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All limited liability company acts or proceedings required to be taken by the Buyer to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been properly taken.

3.03 Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller Parties, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04 No Violations; Consents and Approvals. The Buyer’s execution, performance and delivery of this Agreement and the Related Agreements to which it is or will be a party, the compliance by the Buyer with any of the provisions hereof and thereof, and the consummation by the Buyer of the Transactions will not: (a) violate any provision of the Organizational Documents of the Buyer; (b) violate any Law applicable to, binding upon or enforceable against the Buyer in any material respects; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under or give rise to a right of, or result in, payment under or the right to terminate, amend, modify, abandon, first offer, first refusal, or cancellation under or to the loss of benefit under or accelerate, any Contract to which the Buyer or its Affiliates are a party or bound; (d) result in the creation or imposition of any Lien upon any of the property or assets of the Buyer, except as would not reasonably be expected to have a Buyer Material Adverse Effect; or (e) require a filing, order, registration, Permit, or declaration with, notice to or the consent or Approval of any Governmental Authority or any other Person, except for the Regulatory Filings.

3.05 No Brokers. The Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or banker’s fee or similar compensation in connection with the Transactions.

3.06 Sufficiency of Funds. The Buyer has and will have access to immediately available funds sufficient to consummate the Transactions, including the payment of the Purchase Price and all fees and expenses payable by the Buyer in connection with the Closing.

3.07 Due Diligence. The Buyer has completed such investigations of the Acquired Companies as it deems necessary and appropriate and has received all of the information that it has requested from the Acquired Companies in connection with the execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions.

3.08 Investment Representation. The Buyer is acquiring the Purchased Securities for its own account with the present intention of holding the Purchased Securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Buyer acknowledges and agrees that the representations and warranties made by the Seller Parties in this Agreement and the Related Agreements (with respect to the Seller Parties, the Acquired Companies, or the Business) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer or any of its Representatives and the Buyer shall be deemed to have not relied on such data for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

3.09 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority, which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Related Agreement or the consummation of the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

Except as set forth in the Disclosure Schedules, each Seller Party hereby jointly and severally represents and warrants to the Buyer that, as of the date of this Agreement and as of the Closing Date:

4.01 Organization. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.02 Power and Authority; Ownership. Such Seller Party has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and the Related Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. All limited liability company or corporate acts or proceedings, as applicable, required to be taken by such Seller Party to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of such Seller Party’s obligations hereunder and thereunder have been properly taken. As of the date hereof (a) the Sellers, as applicable, are the record and beneficial owner of one hundred percent (100%) of the Purchased Securities, and (b) Seller Parent owns, directly or indirectly, one hundred percent (100%) of the Equity Securities of the Sellers.

4.03 Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller Party. Assuming the due and valid authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04 No Violations; Consents and Approvals. Such Seller Party’s execution, performance and delivery of this Agreement and the Related Agreements to which it is a party, the compliance by such Seller Party with any of the provisions hereof or thereof and the consummation by such Seller Party of the Transactions will not: (a) violate any provision of the Organizational Documents of such Seller Party; (b) violate any Law applicable to, binding upon, or enforceable against such Seller Party in any material respect; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of, or result in, payment under or the right to terminate, amend, modify, abandon, first offer, first refusal, or cancellation under, or to the loss of benefit under or accelerate any Material Contract to which such Seller Party is a party or bound; (d) result in the creation or imposition of any material Lien upon any of the Purchased Securities; or (e) require a filing, order, r`egistration, Permit, or declaration with notice to or the consent or Approval of any Governmental Authority or any other Person, except for the Regulatory Filings.

4.05 No Brokers. Such Seller Party has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or banker’s fee or similar compensation in connection with the Transactions.

4.06 Litigation. There are no Proceedings pending or, to the Knowledge of the Seller Parties, threatened against such Seller Party or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Related Agreement, or the consummation of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS

Except as set forth in the Disclosure Schedules, each Seller Party hereby jointly and severally represents and warrants to the Buyer that, as of the date of this Agreement:

5.01 Organization. Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Acquired Company has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is now being conducted. Each Acquired Company is legally qualified to transact business as a foreign limited liability company, and is in good standing, under the Laws of all jurisdictions where the nature of its properties and assets owned, leased or operated by it and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The Seller Parties have made available to the Buyer true and complete copies of the Organizational Documents of the Acquired Companies in effect as of the date of this Agreement.

5.02 Capitalization; Subsidiaries. Schedule 5.02 of the Disclosure Schedules sets forth (a) the jurisdiction of organization and the number of issued and outstanding Equity Securities of each Acquired Company, and (b) the record and beneficial owner of all such Equity Securities as of the date of this Agreement. The Purchased Securities are validly issued, fully paid and non-assessable and were issued in compliance with all applicable state and federal securities Laws, such Acquired Company’s Organizational Documents or any other Contract or arrangement by and among such Acquired Company and any holder of equity interests of such Acquired Company is bound, including any applicable preemptive rights, are free and clear of restrictions on transfer (other than restrictions under (x) applicable federal, state or other securities Laws, or (y) such Acquired Company’s Organizational Documents) and Liens, and is owned, beneficially and of record, by the Persons set forth on Schedule 5.02 of the Disclosure Schedules. The Purchased Securities constitute the only outstanding Equity Securities of the Acquired Companies. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, phantom stock or other agreements that require any Acquired Company to issue or sell any Equity Securities or to redeem or otherwise acquire any of its outstanding Equity Securities. The Acquired Companies do not hold, and have never held, any Equity Securities in any Person.

5.03 No Violation; Consents and Approvals. Except as set forth on Schedule 5.03 of the Disclosure Schedules, the execution, performance and delivery of this Agreement and the Related Agreements, the compliance by the Acquired Companies with any of the provisions hereof or thereof and the consummation of the Transactions will not: (a) violate any provision of the Organizational Documents of the Acquired Companies; (b) violate any material Law applicable to, binding upon, or enforceable against the Acquired Companies; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of, or result in, payment under or the right to terminate, amend, modify, abandon, first offer, first refusal, or cancellation under, to the loss of benefit under or accelerate any (i) Material Contract or (ii) Permit held by an Acquired Company, or pursuant to which such Acquired Company’s material properties or assets is subject; (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Acquired Companies; or (e) require a filing, order, registration, Permit or authorization of, or declaration with, notice to, or the consent or approval of any Governmental Authority or any other Person, except for the Regulatory Filings.

5.04 Financial Statements.

(a) Attached to Schedule 5.04 of the Disclosure Schedules are true, correct and complete copies of the consolidated:(i) balance sheets of the Seller Parent and its Subsidiaries as of December 31, 2022 and December 31, 2023, and the related statements of income for the years ended December 31, 2022 and December 31, 2023 (collectively, the “Annual Financial Statements”), and (ii) balance sheet of the Seller Parent and its Subsidiaries as of August 31, 2024 (the “Latest Balance Sheet Date”) and the related statements of income for the eight (8) month period ended on the Latest Balance Sheet Date (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements fairly present, in accordance with the past practices of the Seller Parent and its Subsidiaries, in all material respects the financial position of the Seller Parent and its Subsidiaries at each of the balance sheet dates and the results of operations for each of the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP as consistently applied by the Seller Parent and its Subsidiaries, except that the Interim Financial Statements do not reflect certain quarterly or year-end adjustments and do not contain footnote disclosures and other presentation items.

(c) To the Knowledge of the Seller Parties, there has never been (i) any fraud that involves any of the management or employees of the Seller Parent and its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Seller Parent and its Subsidiaries, or (ii) any claim or allegation regarding any of the foregoing.

5.05 Undisclosed Liabilities. As of the date of this Agreement, neither the Acquired Companies nor the Business have any liability of the type that would be required to be shown on a balance sheet prepared in accordance with GAAP, except for liabilities (a) reflected in the

Financial Statements (including footnotes), (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, misappropriation, or violation of Law), (c) otherwise disclosed in Schedule 5.05 of the Disclosure Schedules, or (d) that are not individually or in the aggregate material to the Business.

5.06 Absence of Certain Developments. From the Latest Balance Sheet Date to the date of this Agreement, except for the Transactions:

(a) there has not been a Material Adverse Effect, either individually or in the aggregate;

(b) each of the Acquired Companies and the Seller Parties has conducted the Business in the Ordinary Course of Business; and

(c) none of the Acquired Companies or the Seller Parties has taken any action or omitted to take any action that, if taken or omitted to be taken during the Pre-Closing Period, would require the consent of the Buyer pursuant to Section 6.04(a).

5.07 Litigation. (a) There are no, and during the Lookback Period there have been, no Proceedings pending or, to the Knowledge of the Acquired Companies and Seller Parties, threatened in writing by or against the Acquired Companies or, with respect to the Business, by or against the Seller Parties or their Affiliates, at Law or in equity, before or by any Governmental Authority, and (b) neither the Acquired Companies nor, with respect to the Business, the Seller Parties or their Affiliates, are subject to any outstanding Order. During the Lookback Period, no Acquired Company has entered into nor is or has been otherwise subject to any material agreement, settlement, corporate integrity agreement or Order with any Governmental Authority related to any actual or alleged material noncompliance or violation of any applicable Law.

5.08 Environmental Matters. Except as would not reasonably be expected to be material to the Acquired Companies, during the Lookback Period: (a) neither the Business nor the operation thereof has violated any applicable Environmental Law and there has been no condition or occurrence which, with notice or the passage of time or both, would constitute a material violation of or result in any material liability under any Environmental Law; (b) the Acquired Companies possess all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof), and the Acquired Companies have operated in compliance with all of the requirements and limitations included in such Environmental Permits; (c) the Acquired Companies have not received any notice, Order or claim indicating that the Business or the operation of any of their facilities is or may be in violation of any Environmental Law or any Environmental Permit or that they are or may be liable under any Environmental Law; and (d) the Acquired Companies and the Seller Parties (and any other Person to the extent giving rise to liability for the Acquired Companies) have not released, treated, stored, disposed or arranged for disposal of, transported, handled, manufactured, distributed, sold, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case, so as to give rise to material Liability for the Acquired Companies under Environmental Laws.

5.09 Title to Properties; Sufficiency of Assets.

(a) Except for any assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, the Acquired Companies have good, marketable and valid title to, or a valid leasehold interest in (or other right to use), all of the material tangible personal property shown to be owned by each of the Acquired Companies on the Interim Financial Statements, free and clear of all Liens. At the Closing, the Seller Parties will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to the Buyer or the Acquired Companies and the Accepted Contracts, free and clear of all Liens (except Permitted Liens).

(b) The Purchased Securities and the other assets, rights, licenses and properties to be acquired pursuant to this Agreement, and the services provided under the Transition Services Agreement, are sufficient to operate the Business on the Closing Date as currently conducted in the Ordinary Course of Business; provided, however, that nothing in this Section 5.09(b) shall be deemed to constitute a representation or warranty regarding the adequacy of the amounts of cash or working capital (or the availability of same).

(c) Schedule 5.09(c) of the Disclosure Schedules sets forth a summary of all real property used or occupied by the Acquired Companies or the Seller Parties in the operation of the Business as of the date of this Agreement (such premises, the “Business Real Property”), describing the real property lease (including all amendments and modifications thereto), the name of the lessor, the name of the lessee and the address for the premises.

5.10 Compliance with Laws. The Acquired Companies and, with respect to the Business, the Seller Parties and their Affiliates are, and during the Lookback Period have been, in compliance with all applicable Laws in all material respects. During the Lookback Period, the Acquired Companies have not, and with respect to the Business, the Seller Parties and their Affiliates have not (a) been cited, fined, or otherwise notified in writing by any Governmental Authority of any material failure to comply with any material Laws or been bound by any Order or (b) incurred any actual obligation to undertake, or to bear all or any portion of the cost of, any material remedial action with respect to a violation of such Laws. To the Knowledge of the Acquired Companies and Seller Parties, no Governmental Authority is conducting any investigation into any Acquired Company’s potential noncompliance with any applicable Law.

5.11 Permits. Schedule 5.11 of the Disclosure Schedules sets forth an accurate and complete list of all Permits and Approvals of the Acquired Companies or the Business. The Acquired Companies currently possess and during the Lookback Period have possessed, in full force and effect all material Permits required by any Laws to own and operate the Business. During the Lookback Period, neither the Acquired Companies nor the Business (a) have been in material violation of any terms and requirements of such Permits, or (b) have received written notice that any Governmental Authority (and, to the Knowledge of the Acquired Companies and Seller Parties, no Governmental Authority has threatened any notice) (i) asserting a material violation of any term or requirement of such Permit, (ii) providing any notice such Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify, or revoke any such Permits. Except for the Governmental Consents, there are no provisions in, or agreements relating to, any such Permits or Approvals that preclude or limit the Acquired Companies from carrying on the

Business as currently conducted, and none of such Permits or Approvals will lapse, terminate, undergo adverse modification, or expire as a result of the consummation of the Transactions.

5.12 Labor and Employment Matters.

(a) Schedule 5.12(a) of the Disclosure Schedules contains a true, correct and complete list of all (x) employees of the Acquired Companies, and (y) employees of any Affiliate of the Acquired Companies or the Seller Parties who primarily devote their working time providing services related to the Business (the employees described in clauses (x) and (y), collectively, the “Business Employees”), which list is current as of three (3) Business days prior to the date of this Agreement, describing for each such Business Employee: (i) the entity that employs such Business Employee; (ii) name and the position held; (iii) whether classified as exempt or non-exempt for wage and hour purposes under the Fair Labor Standards Act and similar state Laws; (iv) date of hire; (v) work location; (vi) whether paid on a salary, hourly, or commission basis; (vii) regular hourly wage, annual salary or commission rate, as applicable; (viii) bonus potential; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) visa status (including type of visa and sponsoring entity); and (xi) accrued, unused vacation and other paid time off. The employment of each Business Employee is “at will.” Except as set forth in Schedule 5.12(a) of the Disclosure Schedules, the Business Employees are sufficient in number and skill to operate the Business in all material respects as it was conducted by the Seller Parties and their Affiliates (including the Acquired Companies) as of immediately prior to the Closing.

(b) Schedule 5.12(b) of the Disclosure Schedules contains a true, correct and complete list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents currently performing material services with respect to the operation of the Business and who are compensated in excess of $25,000 in any twelve (12)-month period (“Contingent Workers”), which list is current as of October 21, 2024, describing for each such Contingent Worker: (A) name and role in the business, (B) fee or compensation arrangement, (C) work location, and (D) consulting period.

(c) The Acquired Companies and, with respect to the Business, the Seller Parties and their Affiliates, are, and for the Lookback Period have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings and mass layoffs (including the WARN Act), wages and hours (including the classification and treatment of exempt and non-exempt employees and of independent contractors), withholding of employment taxes, discrimination, harassment, retaliation, disability rights or benefits, equal employment opportunity, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas and work status), labor relations, collective bargaining, pay transparency, restrictive covenants, affirmative action, employee leave requirements, and unemployment insurance.

(d) Neither the Acquired Companies nor any Affiliate of the Acquired Companies or the Seller Parties are currently, or during the Lookback Period has been, a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “Labor Agreement”) with respect to the Business or the Business Employees, and to the Knowledge of the Seller Parties, there is currently no, and during the Lookback Period there has been no, union organizing activities or similar organized effort by any labor union to organize any Business Employees into one or more collective bargaining units, or otherwise against or affecting the Acquired Companies or against the Seller Parties or their Affiliates (with respect to the Business and the Business Employees). No Business Employees are represented by a labor union, works council, or other labor organization or employee representative. There are no pre-signing notice, information, consultation or bargaining obligations owed to the Business Employees or their representatives with respect to the Transactions under applicable Law or any Labor Agreement or other Contract with an employee representative body.

(e) During the Lookback Period, neither the Acquired Companies nor, with respect to the Business, the Seller Parties or their Affiliates have (i) experienced any strike or material grievance, lockout, work stoppage, picketing, handbilling, material labor grievance, material labor arbitration, or other material labor claim of unfair labor practice charges or other material labor dispute, and none are pending or, to the Knowledge of the Seller Parties, expressly threatened in writing, (ii) committed any material unfair labor practice, or (iii) received any written communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Acquired Companies, or with respect to the Business, of the Seller Parties or their Affiliates and, to the Knowledge of the Seller Parties, no such investigation is in progress.

(f) Except as would not result in material liability for the Acquired Companies or, with respect to the Business, for the Seller Parties or their Affiliates: (i) each Acquired Company and, with respect to the Business, the Seller Parties and each of their Affiliates, have fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Acquired Companies or to the Business and who is or was classified and treated as an (A) exempt employee, or (B) independent contractor, consultant, leased employee, or other non-employee service provider, in each case, is and has been properly classified and treated as such for all applicable purposes.

(g) To the Knowledge of the Seller Parties, no current or former employee or independent contractor of the Acquired Companies or of the Business is in any material respect in violation of any term of any nondisclosure agreement or obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation (i) owed to any Acquired Company (or, with respect to the Business, owed to the Seller Parties or any of their Affiliates), or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Acquired Companies or provide services to the Business.

(h) Each Acquired Company and, with respect to the Business, the Seller Parties and each of their Affiliates, has promptly, thoroughly, and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which any of them are or have been aware. With respect to each such allegation with potential merit, the Acquired Companies and, with respect to the Business, the Seller Parties and their Affiliates, have taken prompt corrective action that is reasonably calculated to prevent further improper action. None of the Acquired Companies, the Seller Parties, or any of their Affiliates reasonably expect any material liabilities with respect to any such allegations and are not aware of any such allegations that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Acquired Companies or the Business into material disrepute.

5.13 Employee Benefit Plans.

(a) Schedule 5.13(a) of the Disclosure Schedules sets forth a true, correct and complete list of all material written Plans. For purposes of this Agreement “Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), each welfare, supplemental unemployment benefit, employment, individual consulting, bonus, commission, change in control, retention, transaction, pension, profit sharing, retirement, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability, post-employment welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, policy, agreement or arrangement, in each case, sponsored, maintained or contributed to or required to be contributed to by any of the Seller Parties with respect to any current or former Business Employee, any of the Acquired Companies or an Affiliate thereof, or otherwise under or with respect to which the Seller Parties have or could reasonably be expected to have any current or contingent liability or obligation with respect to any current or former Business Employees (or their dependents or beneficiaries), or under or with respect to which any of the Acquired Companies have or could reasonably be expected to have any current or contingent liability or obligation. No Plan is sponsored or maintained by an Acquired Company.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code has received either a current favorable determination letter from the Internal Revenue Service or is the subject of a pre-approved prototype or volume submitter plan that has received a current favorable advisory or opinion letter from the Internal Revenue Service on which such Plan can rely, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Plan. Except as would not reasonably be expected to result in any liability to the Buyer or its Affiliates (including, after the Closing, any Acquired Company), the Plans have been established, maintained, funded and administered, in form and in operation, in all material respects, in accordance with their term and in compliance with the requirements of the Code, ERISA and all applicable Laws. No Acquired Company has incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.

(c) With respect to each Plan, the Seller Parties have made available to the Buyer true and complete copies of (i) the current plan document or a summary of the material terms thereof, and (ii) if applicable, the most recent determination, advisory or opinion letter received from the Internal Revenue Service.

(d) No Plan is, and the Acquired Companies do not currently maintain and, during the Lookback Period, have not maintained, and are not currently required and, during the Lookback Period, have not been required to contribute to or otherwise participate in and do not otherwise have any current or contingent liability or obligation under or with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan, program or arrangement, including any multiemployer plan (as defined in Section 3(37) of ERISA), that is, or was at any time, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Acquired Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code. No Plan provides, and no Acquired Company has any current or contingent liability or obligation to provide, post-employment, post-service or post-ownership health or welfare benefits to any Person except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and other applicable Law (“COBRA”) (and for which the covered Person pays the full premium cost of coverage).

(e) Except as would not reasonably be expected to result in any liability to the Buyer or its Affiliates (including, after the Closing, any Acquired Company), no Proceeding with respect to any Plan (other than routine claims for benefits) is pending or, to Knowledge of the Seller Parties, expressly threatened.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former officers or directors of the Acquired Companies or any other current or former Business Employee or Contingent Worker (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such Person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Acquired Companies to any Plan; (v) restrict the ability of the Acquired Companies to merge, amend or terminate any Plan; or (vi) result in the forgiveness of any employee or service provider loan.

(g) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former officers or directors of the Acquired Companies or any other current or former Business Employee or Contingent Worker could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(h) The Acquired Companies have no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i) Except as would not reasonably be expected to result in any liability, Tax, interest or penalty under Section 409A of the Code to the Buyer or one of its Affiliates (including, after the Closing, an Acquired Company) or any current or former Business Employee or Contingent Worker, (i) each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and (ii) no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

5.14 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to any of the Acquired Companies, the Business have, in each case, been timely and properly filed with the appropriate Governmental Authority (taking into account any valid extensions of time to file that have been duly perfected), and such Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects. All material Taxes due with respect to any of the Acquired Companies, the Business (whether or not shown on any Tax Return) have been timely paid in full.

(b) (i) No material deficiencies for Taxes of the Acquired Companies (including deficiencies for Taxes with respect to the Business) has been asserted, claimed, proposed, or assessed in writing by any Governmental Authority and (ii) there are no pending or threatened Proceedings for or relating to any material liability of any Acquired Company in respect of material Taxes (including material Taxes with respect to the Business).

(c) Neither Seller Party nor any of the Acquired Companies have waived (or is the subject to the waiver of) any statute of limitations in respect of material Taxes relating to the Acquired Companies, the Business or agreed to any extension of time with respect to a material Tax assessment or deficiency with respect to the Acquired Companies, the Business. Neither Seller nor any of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Acquired Companies or the Business, other than any such automatic extensions obtained in the Ordinary Course of Business.

(d) Each of the Seller Parties and the Acquired Companies has deducted and withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes with respect to the Acquired Companies or the Business required to have been deducted and withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other party.

(e) There are no material Liens for Taxes (other than Permitted Liens) on any of the Acquired Companies or the Business.

(f) No Seller Party or Acquired Company is a party to any Tax allocation, indemnification or sharing agreement relating to the Business or has any material Liability with respect to any such agreement, in each case except for (i) any such agreement that will not be binding on the Buyer after the Closing or (ii) any such agreement that is a commercial contract entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes.

(g) There is no Contract relating to any asset or liability of the Business or Acquired Companies to which any Acquired Company or Seller Party is a party that requires such Acquired Company to pay a material Tax gross-up or reimbursement payment to any Person, except for any such Contract that is a commercial contract entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes.

(h) None of the Purchased Securities is an interest in a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(i) None of the Seller Parties nor the Acquired Companies has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which any Seller Party or any Acquired Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or foreign Law and disclosed in Schedule 5.14(i) of the Disclosure Schedule.

(j) No written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns or pay Taxes that such Acquired Company is or may be required to file a Tax Return or pay material Tax in that jurisdiction.

(k) No Acquired Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Seller Parent) or has any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as transferee or successor, or by Contract.

(l) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received outside the Ordinary Course of Business and prior to the Closing.

(m) Within the past two (2) years, no Seller Party or Acquired Company has distributed the stock of another person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) Each of the Acquired Companies is currently and has been since its formation treated as an entity disregarded as separate from Seller Parent for U.S. federal or applicable state or local income Tax purposes, and no form has been filed or any election made to cause any of the Acquired Companies to be treated as other than an entity disregarded as separate from Seller Parent for U.S. federal or applicable state or local Tax purposes.

5.15 Insurance. Schedule 5.15 of the Disclosure Schedules lists each material insurance policy maintained for the benefit of the Acquired Companies or the Business, including the name of the insured, the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, and, to the Knowledge of the Seller Parties, neither the insured nor the Acquired Companies are in material breach or material default thereunder. All premiums with respect to the Insurance Policies covering the Lookback Period up to and including the Closing Date have been or will be paid or accrued therefor. During the Lookback Period, no written notice of cancellation or termination has been received by the Acquired Companies nor, to the Knowledge of the Seller Parties, the insured, with respect to any Insurance Policy. None of the Acquired Companies has made any claim under any such policy during the Lookback Period with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.

5.16 Affiliated Transactions. No Affiliate, director, or officer of any Acquired Company or any Seller Party or any Affiliate or immediate family member of any of the foregoing, or any Business Employee: (a) possesses, directly or indirectly, any financial interest in, or is a director, manager or officer of any Person (other than the Acquired Companies or the Business) that is party to any Contract, commitment or transaction with the Acquired Companies or included in the Accepted Contracts; (b) owns, directly or indirectly, any property right, tangible or intangible, that is used by the Acquired Companies in the conduct of the Business or has any other financial interest, directly or indirectly, in any property that is used by the Acquired Companies or, to the Knowledge of the Acquired Companies or Seller Parties, serves as an officer, manager, director or employee of any customer, competitor or vendor, or supplier of the Acquired Companies; or (c) is a party to any Contract, obligation, commitment or other transaction with the Acquired Companies or included in the Accepted Contracts (other than employment Contracts for at-will employment entered into in the Ordinary Course of Business).

5.17 Material Contracts.

(a) Schedule 5.17(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts used in the conduct of the Business as currently conducted, meeting any of the descriptions set forth below, other than any Plan (collectively referred to herein as the “Material Contracts”):

(i) Contracts imposing a Lien on any material assets or properties of the Acquired Companies, other than Permitted Liens;

(ii) all Shared Contracts;

(iii) all Contracts (A) under which any of the Acquired Companies is a licensee of, or otherwise receives any rights under, Intellectual Property (other than “off the shelf” software that require annual aggregate payments of less than $100,000), (B) under which any Acquired Company grants to any Person any license, option or right to use any Company Owned Intellectual Property (other than non-exclusive licenses granted to third parties where Intellectual Property is incidental to the purpose of such agreement entered into in the Ordinary Course of Business), (C) entered into to resolve any Proceeding involving an assertion of infringement, misappropriation, dilution or other violation of Intellectual Property, including any coexistence, settlement or other similar Contracts, (D) that limit, in any material respect, the use, enforcement, registration, or other exploitation of Intellectual Property, including any covenant-not-to-sue, or (E) otherwise relating to the ownership, divestiture, development, or use of any Intellectual Property owned by any Acquired Company (other than a standard Contract with employees entered into in the Ordinary Course of Business);

(iv) all Contracts that (A) prohibit the Acquired Companies or the Business from freely engaging, or competing with any Person, in business anywhere or in any geographic area, (B) obligate the Acquired Companies or the Business to conduct business on a “most favored nation” basis with any Person, or (C) contain exclusivity, right of first refusal or right of first offer, or non-hire, non-solicitation obligations or restrictions on the Acquired Companies or the Business, (D) imposing any minimum requirements, so-called “take or pay” penalties or other similar obligations or penalties upon the Acquired Companies or the Seller Parties, other than those entered into in the Ordinary Course of Business that involve aggregate payments of less than $500,000 annually or (E) containing any covenant restricting or limiting in any material respect the ability of the Acquired Companies or the Seller Parties or Providers to participate in any Health Care Program with any Person;

(v) all Contracts for the settlement of any Proceeding to which there currently exists any material obligation upon the Acquired Companies, other than Proceedings (A) for ordinary course health care insurance claims, or (B) that do not involve injunctive relief and do not involve amounts in excess of $100,000;

(vi) Contracts relating to any (A) acquisition or (B) disposition (whether by sale, assignment, transfer, merger, consolidation, or otherwise) made or to be made by any Acquired Company or Seller Party, in so far as it relates to the Acquired Company, of any asset or business or the share capital or other equity securities of any other Person, in each case, (1) within the Lookback Period or (2) that contain representations, warranties, covenants, indemnities, earn-out provisions or other obligations of the Acquired Companies that are still in effect;

(vii) Contracts relating to the creation, incurrence, assumption or Guarantee of debt (other than advances to Business Employees for expenses in the Ordinary Course of Business);

(viii) all Contracts with any Governmental Authority;

(ix) all settlement, conciliation, or similar agreements pursuant to which any Acquired Company will have material outstanding obligations after the date of this Agreement;

(x) all Labor Agreements;

(xi) Any employment, independent contractor or consulting, deferred compensation, severance or bonus Contract with any officer or director of the Acquired Companies or any other Business Employee or Contingent Worker of the Acquired Companies that provides for (i) annual compensation that could exceed $100,000; (ii) payment of any severance payments or benefits or (iii) any change in control or retention bonuses or other payments that would be triggered solely by the consummation of the Transactions.

(xii) all Contracts with the top ten (10) largest Health Care Programs of the Acquired Companies, in the aggregate (measured in terms of revenue) for the trailing twelve (12) month period ended on the Latest Balance Sheet Date;

(xiii) all Material Provider Contracts;

(xiv) all Contracts other than the Organizational Documents of the Acquired Companies, concerning the formation, creation, operation, management or control of any partnership, limited liability company or joint venture or similar arrangement;

(xv) any Contract with the ten (10) largest suppliers and vendors of the Acquired Companies, measured by amounts paid by the Acquired Companies during the fiscal year ended December 31, 2023;

(xvi) all Contracts providing for capital expenditures;

(xvii) all Contracts pursuant to which any of the Acquired Companies or any of their Affiliates is bound to indemnify, or Guarantee the obligations of, another Person (other than Contracts entered into the Ordinary Course of Business);

(xviii) other than any Contracts specified in clauses (i) through (xvii) above, all Contracts that involve payments by or to the Acquired Companies or any of their Affiliates of $100,000 or more in any calendar quarter; and

(xix) any commitment to enter into any Contract of the type described in clauses (i) through (xviii) above.

(b) The Seller Parties have made available to the Buyer true, complete and correct copies of all Material Contracts (including all exhibits and schedules thereto). The Acquired Companies are not, nor, to the Knowledge of the Seller Parties, is any other party to any Material Contract, in breach of or in default under any Material Contract, except where such breach or default would not reasonably be expected to be material to the Business. To the Knowledge of the Acquired Companies and Seller Parties, each Material Contract is valid, binding and in full force and effect, except for such failures to be valid, binding or in full force and effect that would not reasonably be expected to be material to the Business. As of the date hereof, the Acquired Companies nor the Seller Parties have received any written or oral notice of termination (or intent to terminate) with respect to a Material Contract from any third party to such Material Contract.

5.18 Intellectual Property.

(a) Schedule 5.18(a) of the Disclosure Schedules contains a true, correct and complete list of all of the registered Intellectual Property, and all applications for registration or issuance of Intellectual Property included in the Company Owned Intellectual Property (the “Company Registered IP”), setting forth as to each such item, as applicable, the item or title, the application or registration number and the jurisdiction in which such item is registered or pending. A Seller Party exclusively owns (and at the Closing, an Acquired Company will exclusively own) all right, title, and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and none of the Company Owned Intellectual Property has been adjudged invalid or unenforceable. All Company Registered IP is subsisting, valid and enforceable.

(b) (i) the Acquired Companies own and possess all right, title and interest in and to, or possess the valid and enforceable right to use, all Company Owned Intellectual Property, any other Intellectual Property used, held for use in, or necessary for the operation of, any of the Acquired Companies’ respective businesses or the Business as presently conducted, (the “Company Intellectual Property”), (ii) there have not been any Proceedings against any Acquired Company (or, in connection with or related to the Business, any Seller Party), and none of the Acquired Companies (or, in connection with or related to the Business, any Seller Party) has received any written notices of infringement, misappropriation or violation from any third party with respect to the Acquired Companies’ (or, in connection with or related to the Business, any Seller Party’s) use of any Intellectual Property, (iii) there are no Proceedings pending or threatened, and there have not been any written notices of infringement, misappropriation or violation of Intellectual Property sent by any Acquired Company (or, in connection with or related to the Business, any Seller Party), (iv) to the Knowledge of the Seller Parties, no third party is infringing, misappropriating, or violating, nor has any third party infringed, misappropriated, or violated any Company Owned Intellectual Property, (vi) to the Knowledge of the Seller Parties, no Acquired Company (or, in connection with or related to the Business, any Seller Party) is infringing, misappropriating, or violating, nor has any Acquired Company infringed, misappropriated, or violated any other Person’s Intellectual Property, and (vii) to the Knowledge of the Seller Parties, none of the Intellectual Property or products or Business of the Acquired Companies as currently conducted infringes, misappropriates or violates, or has infringed, misappropriated, or violated any other Person’s Intellectual Property.

(c) Since the Lookback Period, each Acquired Company has taken and takes reasonable steps to maintain and protect the Company Owned Intellectual Property and confidentiality of its trade secrets.

(d) An Acquired Company owns all Intellectual Property authored, created, conceived, developed, or reduced to practice by a Person in connection with or related to the Business, either by written contract (that includes a present tense grant of assignment or an Acquired Company of such Person’s right, title, and interest in and to such Intellectual Property) or by operation of Law. No trade secrets owned or processed by any Person in connection with or related to the Business have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure contract with reasonable protections of, and preserving all rights of, the Acquired Companies. To the Knowledge of the Seller Parties, no Person is in breach of any Contract referenced in this Section 5.18(d). The Buyer and the Acquired Companies shall own or have rights to all Company Intellectual Property and Company Systems immediately after the Closing on terms and conditions identical to those under which a Seller Party or its and respective Affiliates owned or had, in connection with or related to the Business, rights to such Company Intellectual Property and Company Systems immediately prior to the Closing, free and clear of any Liens other than Permitted Liens, at no additional cost.

5.19 No Brokers. The Acquired Companies have not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the

Transactions and no Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment from any of the Acquired Companies or the Seller Parties in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties.

5.20 Health Care Compliance.

(a) The Acquired Companies and the Business are, and during the Lookback Period have been, in material compliance with all applicable Health Care Laws governing federal or state value-based care models in which the Acquired Companies participate, including but not limited to CMS Models. To the extent any of the Acquired Companies participates, or during the Lookback Period has participated, in a Health Care Program, such Acquired Company (x) meets and, during the Lookback Period, has, in all material respects, met the requirements for participation in, and receipt of payment from, such Health Care Program related to the Business, and (y) is a party to valid Contracts with the appropriate Governmental Authority, including, without limitation, all necessary participation agreements between an Acquired Company and CMS in relation to CMS Models. Except as set forth in Schedule 5.20(a) of the Disclosure Schedules, the Acquired Companies do not have any outstanding overpayments or refunds due to any Health Care Program. During the Lookback Period: (i) the Acquired Companies have, in all material respects, timely filed all claims and reports required to be filed with respect to any Health Care Program, fiscal intermediaries or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with Laws governing reimbursement and payment claims; (ii) there have been no additional material document requests made by any Health Care Program to the Acquired Companies that have not been responded to and no material denials of claims are currently being appealed by the Acquired Companies; (iii) all clams submitted to any Health Care Program by, and the coding and billing practices of, the Acquired Companies and the Business are and, during the Lookback Period have been, in compliance in all material respects with all Health Care Laws and Health Care Program requirements; (iv) the Acquired Companies, in all material respects (A) have paid or caused to be paid all undisputed refunds, overpayments, discounts and adjustments that have become due pursuant to such claims and reports, (B) to the Knowledge of the Acquired Companies or Seller Parties, have not claimed or received reimbursements from any Health Care Program in excess of the amounts permitted by Law or Health Care Program requirements, and (C) have no liability under any Health Care Program, other than any refund, overpayment, discount, or adjustment that occurs in the Ordinary Course of Business; and (v) none of the Acquired Companies, the Seller Parties, or any of their respective directors, officers, independent contractors, Providers or employees (A) has been during the Lookback Period, or is currently, suspended, excluded, or debarred from contracting with any Governmental Authority or from participating in any Health Care Program, nor are any such exclusions, debarments, or suspensions pending or, to the Knowledge of the Seller Parties, threatened, or (B) has been convicted of, charged with, or, to the Knowledge of the Acquired Companies or Seller Parties, investigated for a material offense related to (1) any Health Care Program, (2) fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances, nor are any such sanctions or charges pending, or (3) any claim for payment to any Federal Health Care Program in relation to the Business, in violation of the Federal False Claims Act, 31 U.S.C. 3729-3733 and any comparable state Laws, or, to the Knowledge of the Acquired Companies or Seller Parties, threatened. The Acquired Companies currently have and, during the Lookback Period, have in all material respects maintained compliance programs, policies and procedures, and appropriate employee training and education programs as required by any Health Care Program and consistent with general healthcare compliance principles and applicable Laws.

(b) The organizational structure for the Acquired Companies does not violate any Laws relating to the corporate practice of medicine and fee splitting (“CPOM Laws”) or health care provider or clinic licensure Health Care Laws in any material respect. There is no pending or, to the Knowledge of the Seller Parties, threatened litigation, proceeding (at law or in equity) or governmental or quasi-governmental investigation alleging that the organizational structure of any Seller or any Seller’s conduct of business violates any CPOM Law or health care provider or clinic licensure Health Care Laws in any applicable jurisdiction.

(c) During the Lookback Period: (i) no Acquired Company has received any written notification, correspondence, or other written communication, including notification of any pending or threatened material Proceeding or other action from any Governmental Authority or Health Care Program of any actual material non-compliance by, or material liability of, the Acquired Companies or the Seller Parties under any Health Care Law; and (ii) the Acquired Companies have timely filed all material reports, data and other information required to be filed with such Governmental Authorities and Health Care Programs regarding the Acquired Companies, the Seller Parties and the Business. In all material respects, all such filings were true, correct and in compliance with applicable Law when filed, and no material deficiencies have been asserted in writing to the Acquired Companies or the Seller Parties by any Governmental Authority related to any such filing.

(d) The Acquired Companies and the Business are and, during the Lookback Period, have been in material compliance with all marketing and advertising Health Care Laws, including, without limitation, those marketing and advertising Health Care Laws related to Federal Health Care Programs and CMS Models.

(e) For the Lookback Period, the Acquired Companies and the Seller Parties are and have been in compliance, in all material respects, with all applicable Health Care Laws regarding the selection, deselection, and credentialing and supervision of its Providers, including periodic verification of eligibility for reimbursement from Federal Health Care Programs and CMS Models.

(f) The Acquired Companies and the Business are and, during the Lookback Period, have been in material compliance with all requirements for the CMS Models. During the Lookback Period (i) the Acquired Companies and the Business have, in all material respects, appropriately enrolled or aligned beneficiaries into the CMS Models, and all current beneficiaries are enrolled in or aligned with the CMS Models in material compliance with all CMS Model requirements, (ii) none of the Acquired Companies, the Seller Parties, nor the Business have received any notices, letters, or other communication from CMS identifying material non-compliance related to the CMS Models, (iii) CMS has not taken any material adverse or remedial action against the Acquired Companies, the Seller Parties, or the Business related to any CMS Models, and (iv) the Acquired Companies and the Seller Parties are not aware of any investigation, audit, claim, review, inquiry or proceeding pending or threatened against the Acquired Companies or Business, that could be reasonably expected to result in a revocation, suspension, termination, remedial action, or non-renewal of participation applicable to the Acquired Companies participation in a material Health Care Program, including the MSSP.

(g)

(i) Schedule 5.20(g)(i) of the Disclosure Schedules sets forth a true, correct and complete list of each Provider participating in each product line of the Business. The Acquired Companies have in all material respects during the Lookback Period, or since the inception of their respective participation in the applicable CMS Model, executed written participating provider Contracts, either directly or indirectly through the physician group practice that employs or engages the Provider, with all Providers that participate in the Business. The Acquired Companies’ written provider Contracts comply, and during the Lookback Period have complied, in all material respects with all applicable requirements for provider Contracts under the CMS Models and applicable Laws, including federal and state antitrust Laws. The written, executed participating provider Contracts made available to the Buyer are in all material respects true, complete and in full force and effect and represent at least seventy-five percent (75%) of the Medicare beneficiaries currently attributed or aligned to the Acquired Companies under the CMS Models in the aggregate in the twelve (12) months preceding the date of this Agreement (such Contracts, the “Material Provider Contracts”), and neither the Acquired Companies nor, to the Knowledge of the Acquired Companies or Seller Parties, the Providers party to any such Contracts are in material violation, breach, or default of any material obligations under any such Contract. Each of the services and items provided to Providers and their patients by the Acquired Companies and the Business have at all times been provided in material compliance with Health Care Laws and CMS Model requirements.

(ii) Except as set forth on Schedule 5.20(g)(ii) of the Disclosure Schedules, none of the Providers that participate in the Business (A) have terminated participation in CMS Models with the Acquired Companies or in relation to the Business, (B) has given the Acquired Companies or the Seller Parties notice of its intent to terminate its participation in CMS Models with the Acquired Companies or in relation to the Business, and (C) to the Knowledge of the Acquired Companies or Seller Parties, no Providers intend to give notice of their intent to terminate their participation in the CMS Models with the Acquired Companies or in relation to the Business.

(iii) Except as identified on Schedule 5.20(g)(iii) of the Disclosure Schedules, each participating provider agreement that any Acquired Company has entered into but has not provided a copy of to the Buyer, and which, as of Closing, has not been terminated or expired by its terms, is in substantially the same form as the applicable template contained on Schedule 5.20(g) of the Disclosure Schedules.

(h) To the Knowledge of the Acquired Companies or Seller Parties, Schedule 5.20(h) of the Disclosure Schedules contains a complete list of all arrangements involving a Contract or other arrangement material to the Business that currently rely on, and during the Lookback Period relied on, protection under value based safe harbors to the federal Anti-Kickback Statute value based exceptions to the federal Stark Law, or fraud and abuse waivers issued by the OIG and/or CMS in relation to CMS Models (the “Waiver Arrangements”). Each Waiver

Arrangement materially complies with the requirements of the applicable value-based safe harbor or exception and/or fraud and abuse waiver and Health Care Laws.

(i) Except as set forth on Schedule 5.20(i) of the Disclosure Schedules, none of the Acquired Companies or, with respect to the Business, the Seller Parties is or during the Lookback Period has (i) been a party to a Corporate or Individual Integrity Agreement with the OIG; (ii) made any material self-disclosures to CMS, the OIG, the Justice Department or any other Governmental Authority; (iii) had reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (iv) to the Knowledge of the Seller Parties, been the subject of any Governmental Authority investigation conducted by any federal or state enforcement agency; (v) to the Knowledge of the Seller Parties, been a defendant in any qui tam/False Claims Act litigation; or (vi) been served with, responded to or received any search warrant, subpoena, civil investigation demand, contact letter from any federal or state enforcement agency.

(j) Schedule 5.20(j) of the Disclosure Schedules sets forth a true and complete list of each Contract entered into between the Seller Parent or any of its Subsidiaries, on the one hand, and a Medicare Advantage Plan, on the other hand, which Contract is applicable to service areas or regions in, or that otherwise enrolls or services beneficiary populations in, the State of Florida and another state (each a “Multistate Medicare Advantage Contract”).

(k) Prior to the date hereof, the Acquired Companies received the CMS Model Net Receivable for the 2023 CMS Model Year which was an amount equal to $39,091,649.60.

5.21 Information Privacy and Security Compliance.

(a) The Acquired Companies (and, in connection with or related to the Business, the Seller Parties) and the Business are and, during the Lookback Period, have been in material compliance with HIPAA and all other applicable Information Privacy and Security Laws and all rules and regulations promulgated thereunder. The Acquired Companies (and, in connection with or related to the Business, the Seller Parties) have implemented commercially reasonable and appropriate practices to ensure the Acquired Companies’ material compliance with HIPAA, including providing the Acquired Companies’ workforce (as such term is defined in 45 C.F.R. § 160.103) trainings with respect to HIPAA upon becoming a workforce member and periodically thereafter, and other applicable Information Privacy and Security Laws, and designed to secure Personal Data. The Acquired Companies (and, in connection with or related to the Business, the Seller Parties) Process Personal Data in material accordance with, and materially comply and have materially complied with, all applicable Information Privacy and Security Laws.

(b) When legally required during the Lookback Period, the Acquired Companies (or, in connection with or related to the Business, the Seller Parties) have (i) entered into business associate agreements with all third parties acting as a business associate (as defined in 45 C.F.R. § 160.103) of the Acquired Companies and (ii) when acting as a business associate, Acquired Companies have had in effect with the entity on whose behalf any Acquired Company creates, receives, maintains or transmits Protected Health Information (as such term is defined in 45 C.F.R. § 164.103), a business associate agreement in compliance with HIPAA and other applicable Information Privacy and Security Laws. The Acquired Companies and all business associates (including any business associate that is a “subcontractor” as defined in 45 C.F.R. § 160.103) of such Acquired Companies have complied in all material respects with all such business associate agreements. To the Knowledge of the Acquired Companies or Seller Parties, the Acquired Companies and all business associates (including any business associate that is a “subcontractor” as defined in 45 C.F.R. § 160.103) of such Acquired Companies have complied in all material respects with all such business associate agreements.

(c) The Acquired Companies (and, in connection with or related to the Business, the Seller Parties) and the Business (i) are not and, during the Lookback Period, have not been, to the Knowledge of the Acquired Companies or Seller Parties, under investigation by any Governmental Authority alleging a material violation of HIPPA and any Information Privacy and Security Law; and (ii) have not, during the Lookback Period, received any notices from any Governmental Authority relating to any such violations.

(d) The Seller Parties have provided to the Buyer true, accurate and complete copies of any written complaint(s) delivered to the Acquired Companies (or, in connection with or related to the Business, any Seller Party) during the Lookback Period alleging a violation of any Information Privacy and Security Laws by any employees, independent contractors, Providers, or other Person in the employ of the Acquired Companies.

(e) During the Lookback Period, except as disclosed on Schedule 5.21(e) of the Disclosure Schedules, no breach has occurred with respect to any Unsecured Protected Health Information (as such term is defined in 45 C.F.R. § 164.402) maintained by or for the Acquired Companies (or, in connection with or related to the Business, the Seller Parties), and no information, security, or privacy incident or breach event or Security Incident has occurred that would require notification under any other applicable Information Privacy and Security Laws. During the Lookback Period, (i) the Acquired Companies and had in place an information security program that includes safeguards designed to protect the security, confidentiality and integrity of the Acquired Companies’ information technology systems (including Protected Health Information (as such term is defined in 45 C.F.R. § 164.103) in the Acquired Companies’ possession and control), and (ii) to the Knowledge of the Acquired Companies or Seller Parties, information technology systems used in connection with the Business have not contained any malicious code, including, without limitation, any virus, trojan horse, worm, ransomware, back door, time bomb, drop dead device or other software routines designed to permit unauthorized access to, to disable, erase, interfere with the operation of, install itself within or otherwise harm a computer system or network on which such code is stored or installed or damaging or destroying any data or file without the user’s consent. The Acquired Companies have, and at all times during the Lookback Period have had, in all material respects the right pursuant to their Contracts and the Information Privacy and Security Laws to use and disclose Personal Data for all purposes such information has been used and disclosed.

(f) Since the Lookback Period, the Acquired Companies (and, in connection with or related to the Business, the Seller Parties) have taken reasonable steps designed to protect the Company Systems, and designed to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or Processing, including as set forth in applicable Law and ensure that all Company Systems operate and run in a reasonable businesslike manner in all respects. Since the Lookback Period, there have been no unauthorized intrusions or breaches of the Company Systems nor any material loss, theft, or unauthorized access to or misuse of Personal Data, nor any other Security Incidents. The transactions contemplated by this Agreement will not breach or violate or otherwise result in any liabilities in connection with any Information Privacy and Security Laws. During the Lookback Period, none of the Acquired Companies (or, in connection with or related to the Business, the Seller Parties) have experienced any material deficiency in the security controls of any Company Systems.

(g) Since the Lookback Period, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any of the Company Systems that have caused any material disruption or interruption in or to the use of such Company Systems or the Business. The Acquired Companies (and, in connection with or related to the Business, the Seller Parties) have in place adequate business continuity and disaster recovery plans.

5.22 Bank Accounts. Schedule 5.22 of the Disclosure Schedules sets forth a true, correct and complete list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes used in connection with the Business (“Bank Accounts”), including the location and account numbers of all such accounts, lock boxes and safe deposit boxes; (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto; (c) the names of all Persons holding general or special powers of attorney from the Acquired Companies or the Seller Parties (solely with respect to the Business); and (d) designations for which bank accounts, investment accounts, lock boxes and safe deposit boxes relate to or are used in connection with a governmental program. The Bank Accounts are held by and in the name of the Acquired Companies. All payments made by CMS in relation to the Business are made to the Bank Accounts.

5.23 Anti-Money Laundering, Anti-Corruption and Anti-Bribery Laws. To the Knowledge of the Seller Parties, the Acquired Companies and the Business are currently, and during the Lookback Period, in material compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended and any other anti-corruption or anti-bribery Law applicable to the Acquired Companies, the Seller Parties or the Business.

Article VI
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to Article XII (such period, the “Pre-Closing Period”):

6.01 Further Assurances; Closing Conditions. During the Pre-Closing Period, the Parties shall, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the Transactions, and (b) use commercially reasonable efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the Transactions as promptly as practical; provided, that, notwithstanding anything to the contrary in this Agreement, neither the Buyer, the Seller Parties, the Acquired Companies,

nor any owner of Seller Parent shall be required to pay any consent or similar fee, fine, penalty, or other cost to any third party to obtain any consent from any Governmental Authority or other Person.

6.02 Notices and Consents. Without limiting the generality of Section 6.01, during the Pre-Closing Period, (a) the Seller Parties shall deliver notices to, and shall use their commercially reasonable efforts (which shall not include the payment of a consent or similar fee) to obtain any and all approvals, waivers, consents or notices necessary or appropriate to assume the Accepted Contracts and consummate the Transactions, including the third party consents from, as applicable, the Persons set forth on Schedule 6.02, (b) the Buyer shall cooperate in all reasonable respects with the Seller Parties and use its commercially reasonable efforts to obtain all such consents (but shall not be required to pay any consent or similar fee) and (c) the Seller Parties shall use their commercially reasonable efforts (which shall not include the payment of a consent or similar fee) to cause each Multistate Medicare Advantage Contract to, as of a period no later than the Closing, no longer be applicable to service areas or regions in, or enroll or service beneficiary populations in, any state other than the State of Florida.

6.03 Governmental Consents; Regulatory Filings.

(a) General; Governmental Consents. During the Pre-Closing Period, each of the Parties shall, and the Seller Parties shall cause their Affiliates and the Buyer shall cause RHC Group, Inc., a Delaware corporation, and its Subsidiaries to, as promptly as reasonably practicable obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, certificate, order or Permit required to be obtained or made by the Buyer, the Seller Parties, or any of the Acquired Companies in connection with this Agreement, the Related Agreements and the Transactions (each a “Governmental Consent”). Notwithstanding anything in this Agreement to the contrary, no Party shall be required to commence or participate in any Proceeding, in each case, to obtain any Governmental Consent.

(b) Filings. In furtherance and not in limitation of the foregoing, the Buyer and the Seller Parties shall, as promptly as practicable following the execution of this Agreement, make or cause to be made all filings with Governmental Authorities that are reasonably necessary, proper, or advisable under this Agreement or applicable Law in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including: no later than seven (7) Business Days before the Closing Date, by the Seller Parties, a notice of “significant change” (as defined by 42 C.F.R. § 425.214) with CMS in connection with participation in the MSSP (collectively, the “Regulatory Filings”). The Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, prepare all Regulatory Filings in accordance and compliance with applicable Laws and other requirements of Governmental Authorities.

(c) Cooperation of the Parties. The Buyer and the Seller Parties shall cooperate with each other in connection with obtaining any Governmental Consent and the making of all such Regulatory Filings, subject to applicable Laws and reasonable confidentiality considerations relating to the sharing of information. Each Party shall use commercially reasonable efforts to provide the other Party copies of all Governmental Consents, Regulatory Filings, and substantive correspondence with a Governmental Authority. The Buyer and the Seller Parties shall promptly furnish to the other Party all information reasonably required for any Regulatory Filing to be made by the other Party in connection with the Transactions.

(d) Resolving Objections of Governmental Authorities. The Parties shall use commercially reasonable efforts to (i) respond as promptly as reasonably practicable to any request for additional information, documents, or other material from any Governmental Authority in connection with the Governmental Consents and Regulatory Filings, (ii) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to the Governmental Consents, Regulatory Filings, this Agreement, or the Transactions, and (iii) obtain as promptly as practicable all Governmental Consents, (iv) inform CMS of the impending name and ownership change of the Acquired Companies and obtain approval of the “significant change” (as defined by 42 C.F.R. § 425.214) notice with CMS in connection with participation in the MSSP, and (v) ensure that CNCN (a) submits to CMS a final MSSP renewal application and related documentation, (b) receives a notice approval by CMS with respect to such MSSP application, and (c) enters a new or amended Participation Agreement (as defined by 42 C.F.R. § 425.20) with CMS that, in the reasonable discretion of the Buyer (the “CNCN Renewal Participation Agreement”), (1) maintains the Business as currently conducted and (2) permits CNCN to continue participating in the MSSP in the “ENHANCED” track for an Agreement Period (as defined by 42 C.F.R. § 425.20) beginning with the 2025 CMS Model Year (collectively, the “Regulatory Conditions”). Further, the Parties shall coordinate and cooperate with the other Parties in connection with efforts to obtain all Governmental Consents, including satisfying the Regulatory Conditions, which shall include (1) cooperating in all respects in connection with any investigation or other inquiry, (2) keeping the other Party promptly informed of any substantive communication received from any Governmental Authority regarding any of the Transactions, (3) providing the other Party and its advisors with a reasonable opportunity to (x) review in advance any proposed substantive communication with any Governmental Authority, (y) consult with such Party prior to any meeting or conference with any Governmental Authority, and (z) unless prohibited by such Governmental Authority, attend and participate in such meetings or conferences, and (4) providing such other information and assistance as any Party may reasonably request in connection with the foregoing. Each Party shall be responsible for fully and timely paying all their own filing and similar fees in connection with the Governmental Consents and Regulatory Filings.

6.04 Conduct of the Business.

(a) During the Pre-Closing Period, except (i) as set forth on Schedule 6.04, (ii) as otherwise provided for by this Agreement, (iii) as required by Law or by Order of the Bankruptcy Court, (iv) as consented to in writing by the Buyer, or (v) for borrowing under the Seller Parties’ or any of the Acquired Companies’ credit facilities, the Seller Parties shall cause each of the Acquired Companies and each of their Affiliates to (solely with respect to the Business or otherwise with respect to the Acquired Companies) use commercially reasonable efforts to (A)(1) carry on the Business in the Ordinary Course of Business and substantially in the same manner as previously conducted, and (2) conduct the Business in compliance in all material respects with all applicable Laws, and (B)(1) preserve intact in all material respects its business organization and the present commercial relationships with its current officers, employees, customers, vendors and other Persons, including without limitation Governmental Authorities and Providers, having material dealings with the Acquired Companies or the Business except for actions or omissions in the Ordinary Course of Business, (2) maintain the assets of the Acquired Companies and the Business in good repair, order and condition, ordinary wear and tear excepted except for actions or omissions in the Ordinary Course of Business, (3) maintain in full force and effect the Insurance Policies (with substantially the same levels of coverage) except for actions or omissions in the Ordinary Course of Business, and (4) not:

(i) sell, transfer, lease, license, mortgage, pledge, or otherwise subject to any Lien any of the material assets or property (tangible or intangible excluding Intellectual Property) of any of the Acquired Companies or the Business;

(ii) (A) enter into, or agree to enter into, any merger, consolidation, change of control transaction, joint venture, partnership or similar Contract with any Person, or (B) make an acquisition (whether by merger, acquisition of stock or assets, consolidation, lease, license or otherwise) of any business or line of business;

(iii) modify or amend the Organizational Documents of any of the Acquired Companies;

(iv) (A) make, rescind, or change any material Tax election including, for the avoidance of doubt, any election to cause any of the Acquired Companies to be treated as other than an entity disregarded as separate from its owner for U.S. federal or applicable state or local Tax purposes; (B) change any Tax accounting period, adopt, or change any material Tax accounting method; (C) file any amended material Tax Return; (D) enter into any material closing agreement; (E) settle any material Tax claim, assessment or liability; (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or (G) initiate any voluntary Tax disclosure or request any Tax ruling;

(v) except to the extent required to comply with the terms of any Plan, (A) establish, adopt, amend, enter into, modify, terminate or increase the payments to or benefits under any Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Plan if in effect on the date hereof, other than actions taken with respect to the Plans that are generally applicable to all participants and do not materially increase the Business’ costs associated with such Plans; (B) establish or adopt any Plan (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Plan if in effect on the date hereof) at any Acquired Company or transfer the sponsorship of or any liabilities or obligations relating to any Plan from any Seller Party or other Person to any Acquired Company; (C) grant or announce any increase in, or acceleration of, the funding, payment or vesting of the salaries, wages, bonuses, severance, retention, change in control, termination or other compensation and benefits payable to any current or former officers or directors of the Acquired Companies or any other Business Employees or Contingent Workers; (D) grant any new compensation or benefits, including severance or termination pay, to any current or former officers or directors of the Acquired Companies or any other current or former Business Employees or Contingent Workers; (E) hire, terminate, promote, or engage the services of, or otherwise enter into any employment or consulting agreement or arrangement with, any new employees with respect to the individual who is, or who upon such hire would be, a Business Employee; (F) terminate the employment or engagement of any Business Employee (except for cause); (G) accelerate the vesting, payment, funding or delivery of any equity award or benefit to any current or former Business Employee, officer, director or other service provider of the Business; or (H) enter into, negotiate, modify, extend, or terminate any Labor Agreement, or recognize or certify any labor union, works council, or other labor organization, employee representative, or group of employees as the bargaining representative for any Business Employees;

(vi) implement or announce any employee layoffs, furloughs, or other actions that could implicate the WARN Act or effect or announce a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, or any other such action affecting in whole or in part any site of employment, facility, operating unit or Business Employee that would trigger the WARN Act;

(vii) (A) transfer any employees or individual service providers into or out of the Acquired Companies, (B) modify the job duties of any Business Employee such that they no longer primarily provide services on behalf of the Business, or (C) modify the job duties of any employee of the Seller Parties or their Affiliates (other than the Acquired Companies) such that they would primarily provide services on behalf of the Business;

(viii) reassign or modify the job duties of (A) any Business Employee, or (B) any other employee of the Seller Parties or their Affiliates such that he or she would be a Business Employee;

(ix) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Business Employee or current or former employee or independent contractor of the Business;

(x) disclose any trade secrets or other material confidential information of the Acquired Companies or the Business (other than in the ordinary course of business with reasonable protections seeking to preserve all rights of the Acquired Companies in such trade secrets or confidential information);

(xi) make any material change in its accounting methods, principles or policies, other than to the extent required to conform with GAAP;

(xii) transfer (or permit the transfer of), issue, sell, pledge or encumber (other than via Permitted Liens), or grant any (A) Equity Securities of any Acquired Company, (B) securities convertible into or exchangeable for any Equity Securities any Acquired Company, or any options, warrants or rights to acquire any such Equity Securities, or (C) any “phantom” equity, “phantom” equity rights, equity appreciation rights, equity-based performance units or other securities the value of which is derived from the price or value of the Equity Securities of any Acquired Company;

(xiii) repurchase or otherwise retire for value any Equity Securities of any Acquired Company or rights with respect thereto;

(xiv) adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, reclassification or reorganization;

(xv) amend or modify in any material respect, renew, terminate or grant any release or waive compliance with the material terms of any Material Contract, or enter into any new Contract that would have been a Material Contract if entered into prior to the date of this Agreement;

(xvi) cancel any debts owed to the Acquired Companies, waive, release or assign any claims or rights in favor of the Acquired Companies (under any Contract or otherwise), or commence, settle or compromise any Proceeding or dispute brought by or against the Acquired Companies;

(xvii) make any loan to, advance any capital contribution to or make any investments in any Person, other than advancements of expenses made to officers and directors of the Acquired Companies, Business Employees or Contingent Workers or prepayments made to vendors;

(xviii) make any distribution or declare, pay or set aside any dividend with respect to the Equity Securities of the Acquired Companies, other than cash dividends or distributions from the Acquired Companies that are paid prior to Closing; subject to termination, abandonment, suspension, abrogation or lapse, or enter into, amend or modify, any material Permit materially necessary for the lawful conduct of the Business;

(xix) subject to termination abandonment, suspension, abrogation or lapse, or enter into, amend or modify any Contract material to the Acquired Companies’ participation in CMS Models, including agreements with CMS or Providers;

(xx) abandon or let lapse, sell, assign, transfer, subject to any Lien, fail to prosecute or maintain, grant to any Person any rights with respect to, or otherwise dispose of any Intellectual Property of the Business, except for entering into non-exclusive license agreements in the Ordinary Course of Business;

(xxi) discontinue or enter into any new line of business;

(xxii) reject, or seek to reject, or assume, or seek to assume, any of the Available Contracts, without the express written consent of the Buyer;

(xxiii) make any material capital expenditures or commitments therefor; or

(xxiv) authorize, agree, resolve or consent to any of the foregoing.

(b) Nothing in this Section 6.04 is intended to result in any of the Seller Parties or any of the Acquired Companies ceding control to the Buyer of the Seller Parties’ or the Acquired Companies’ basic Ordinary Course of Business and commercial decisions prior to the Closing Date.

6.05 Access to Information. During the Pre-Closing Period, the Seller Parties shall, and shall cause their respective Representatives to, provide the Buyer and the Buyer’s Representatives with reasonable access during normal business hours (upon reasonable prior written notice), to the management of the Seller Parties and the Acquired Companies, and the

books and records of the Seller Parties, the Acquired Companies and the Business Employees; provided, that (a) all such access shall be coordinated through Sidley Austin LLP, (b) such access does not unreasonably interfere with the operation of the Seller Parties’ and the Acquired Companies’ business and shall be subject to the Seller Parties’ reasonable security measures and insurance requirements, (c) the Buyer and its Representatives shall not contact or otherwise communicate, directly or indirectly, with the employees, customers or suppliers of the Seller Parties or the Acquired Companies in connection with the Transactions unless, in each instance, approved in writing in advance by the Seller Parties (such consent not to be unreasonably withheld, conditioned or delayed), and (d) nothing herein shall require the Seller Parties or the Acquired Companies to furnish to the Buyer or provide the Buyer with access to information that legal counsel for the Seller Parties or any of the Acquired Companies reasonably concludes may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege or any applicable Information Privacy and Security Law; provided, that, in the event the Seller Parties withhold access to any such information, the Seller Parties will (A) inform the Buyer that such information has been withheld, and (B) uses its commercially reasonable efforts to provide such information in a manner which would not be prohibited or which would not violate appliable Law or cause the loss of any privilege; provided, further, that notwithstanding anything to the contrary in this Section 6.05 or the Confidentiality Agreement, in no event shall the Buyer or its Affiliates be restricted in communications with any Listed Employees.

6.06 Confidentiality Agreement. The Parties acknowledge and agree that as of the date of this Agreement, the Parties and each of their respective Representatives are and remain bound to that certain Non-Disclosure Agreement, dated February 21, 2024, by and between Seller Parent and Kinderhook Industries, LLC, a Delaware limited liability company (the “Confidentiality Agreement”). Furthermore, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Buyer shall be permitted to disclose any Evaluation Material (as defined therein) to potential sources of capital, rating agencies, prospective lenders and investors and their respective officers, employees, representatives and advisors, subject to customary confidentiality provisions consistent with the Confidentiality Agreement. The Confidentiality Agreement shall terminate upon the earlier of (x) the Closing or (y) the remainder of the term of the Confidentiality Agreement. Kinderhook Industries, LLC is a third-party beneficiary of this Section 6.06.

6.07 Financing Cooperation.

(a) From the date hereof until the earlier of the Closing and the valid termination of this Agreement, each Seller Party shall use commercially reasonable efforts, at the Buyer’s sole cost and expense, to cooperate, and cause their Affiliates and their and their Affiliates’ respective officers, employees and advisors, to use commercially reasonable efforts to cooperate, with the Buyer in connection with any debt financing in connection with the Transactions (the “Debt Financing”), as may be reasonably necessary to arrange the Debt Financing (provided that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Acquired Companies and/or the businesses of any of the Seller Parties, (ii) cause any covenant, representation or warranty in this Agreement to be breached or (iii) cause any condition in this Agreement to fail to be satisfied), including using commercially reasonable efforts to:

(i) upon reasonable advance notice, cause senior management of the Acquired Companies to participate at reasonable times and locations, if applicable, convenient to such persons during normal business hours of the Acquired Companies in a reasonable number of meetings, drafting sessions, presentations, calls and rating agency and due diligence sessions with the Buyer’s prospective lenders;

(ii) as promptly as reasonably practicable, furnish the Buyer and its Debt Financing Sources with financial and other pertinent and customary information regarding the Acquired Companies and the Business that are readily available in the ordinary course of business and consistent with past practice at the time and are reasonably requested by the Buyer or the Debt Financing Sources for use in connection with the Debt Financing (including, for the avoidance of doubt, in connection with the due diligence investigation of the Debt Financing Sources) and that are customarily needed for financings of the type contemplated in connection with the Transactions or the Buyer’s satisfaction of the conditions precedent set forth in the definitive financing documentation governing the Debt Financing; provided that, for the avoidance of doubt, none of the Seller Parties or their controlled Affiliates shall be required to provide any historical financial statements other than the Financial Statements and none of the Seller Parties or their controlled Affiliates shall be required to provide, and the Buyer shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information and (B) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing;

(iii) (A) assist the Buyer in the preparation of schedules and exhibits to the definitive documentation for the Debt Financing with respect to the Acquired Companies and the Business as may reasonably be requested by the Buyer or the Debt Financing Sources in connection with the Debt Financing and (B) facilitate the pledging and perfection of collateral with respect to the Acquired Companies and the Business;

(iv) no later than three (3) days prior to the Closing Date, deliver all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that, in each case, has been reasonably requested by the Buyer in writing, at least ten (10) days in advance of the Closing Date; and

(v) provided, in each case, that none of the Seller Parties, any of their respective Affiliates or any of their and their Affiliates’ respective officers, employees or advisors (other than, if applicable, Affiliates comprising the Acquired Companies, on or after Closing) shall be required to (A) incur or satisfy any Liability or obligation (including the payment of any fees) in connection with the Debt Financing, including under any agreement or document related to the Debt Financing (other than such incurrence by the Acquired Companies on or after Closing), (B) execute or deliver any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing or otherwise commit to taking any action (including entering into such agreements and documents), (C) take any corporate or similar actions prior to Closing to permit the consummation of the Debt Financing, (D) take any action that could conflict with, violate or result in a breach of or termination right or default under any Organizational Documents of such person, any Contract, any Related Agreements or any Law, (E) take any action that could be reasonably likely to subject any director, manager, officer or employee of the Seller Parties or any of their Affiliates to any actual or potential personal liability, (F) cause any director, manager or similar authority of the Seller Parties or any of their Affiliates to pass resolutions or consents to approve or authorize the execution of definitive documents in connection with the Debt Financing (other than, solely in respect of such Persons contemplated to retain such positions after the Closing Date, definitive documents in connection with the Debt Financing that are contingent upon the Closing), (G) reimburse any expenses or provide any indemnities to the Debt Financing Sources under the definitive documentation for the Debt Financing (other than such reimbursement or indemnification by the Acquired Companies on or after Closing), (H) make any representation, warranty or certification that, in the good faith determination of the Seller Parties, is not true at the time, (I) provide access to or disclose information that the Seller Parties determine in good faith could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Seller Parties and any of their Affiliates, (J) provide any cooperation or information that does not pertain to the Acquired Companies or the Business, (K) deliver any financial or other information that is not currently prepared or readily available in the ordinary course of business at the time requested, and (L) have any obligations under this Section 6.07(a) following the consummation of the Transaction. Each Seller Party hereby consents to the use of the Acquired Companies’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Seller Parties or any of their Affiliates or the reputation or goodwill of the Seller Parties, any of their Affiliates, the Acquired Companies and their respective marks.

(b) The Buyer shall indemnify and hold harmless the Seller Parties, their respective Affiliates and any of their and their Affiliates’ respective officers, employees or advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of Debt Financing and the performance of their respective obligations under Section 6.07(a) and any information utilized in connection therewith, except to the extent such losses or damages arise out of or result from, in connection with the arrangement of Debt Financing, (x) willful misconduct, fraud or gross negligence or (y) material misrepresentation, omissions, misstatements or inaccuracies in any written information or fraud, by any Seller Party, any of their Affiliates or any of their respective Representatives, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction. The Buyer shall, promptly upon written request by the Seller Parties or their respective Affiliates, reimburse the Seller Parties, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller Parties, their respective Affiliates and any of their and their Affiliates’ respective officers, employees or advisors in connection with the cooperation required by Section 6.07(a); provided, that the Buyer shall not be responsible for any ordinary course that would have been incurred regardless of any cooperation under Section 6.07(a).

(c) The Buyer acknowledges and agrees that (i) the obtaining of any Debt Financing is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of such conditions), and (ii) any failure of any Seller Party to provide to the Buyer any financial information (other than the Financial Statements) shall not be deemed to constitute a failure by any Seller Party to perform in all material respects an obligation under Section 6.07(a).

(d) Notwithstanding anything contained herein to the contrary, it is understood and agreed by the Parties that a breach by any Seller Party of its obligations set forth in Section 6.07(a) shall only be deemed to cause the conditions set forth in Section 9.02 to fail to be satisfied if (i) the Debt Financing has not been obtained due to the Seller Party’s willful and material breach of their obligations under Section 6.07(a), (ii) the Buyer has provided written notice to the Seller Parties of such breach and (iii) the Seller Parties have failed to cure such breach within five (5) Business Days following receipt of such notice.

6.08 ACO Bonds. During the Pre-Closing Period, the Seller Parties shall, at their sole cost and expense, obtain or maintain, as applicable, as and when required by CMS and under applicable Law, all Repayment Mechanisms required for each Acquired Company’s participation in the Medicare Shared Savings Program (including, in relation to the CNCN MSSP renewal contemplated by the Regulatory Conditions), which shall include cash collateralizing or escrowing cash for any such Repayment Mechanisms as may be necessary to provide such Repayment Mechanisms (the “Required Repayment Mechanisms”), and the Buyer shall reasonably cooperate in good faith with the Seller Parties in doing so; provided, that, for the avoidance of doubt, the Buyer will not be required to waive any of its rights under this Agreement, incur any costs or Liabilities or be required to agree to any terms with respect to, or use any particular surety for, any ACO Replacements Repayment Mechanisms as part of such cooperation. Prior to the Closing, the Buyer shall obtain, at its sole cost and expense, replacement surety bonds or other Repayment Mechanisms to be effective in connection with the Closing for the Required Repayment Mechanisms, in each case, that are acceptable to CMS (the “ACO Replacement Repayment Mechanisms”), and the Seller Parties shall reasonably cooperate in good faith with such efforts. Prior to the Closing, in connection with the effectiveness of the ACO Replacement Repayment Mechanisms, the Acquired Companies shall use their commercially reasonable efforts to cause CMS to cancel or release the Required Repayment Mechanisms as of the Closing in accordance with CMS guidelines or as soon as practicable thereafter. In the event the Required Repayment Mechanisms is drawn by CMS following the Closing, the Buyer shall promptly reimburse the Seller Parties for the amounts drawn thereunder unless such draw is satisfied by any PY 2023 Provider Repayment Mechanism.

Article VII
POST-CLOSING COVENANTS

7.01 Further Assurances. From and after the Closing, upon the reasonable request of any Seller Party, on the one hand, or the Buyer or any of the Acquired Companies, on the other hand, and at such requesting Party’s expense, each of the Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

7.02 Access to Books and Records. For a period of seven (7) years after the Closing, each Party shall, and shall cause its respective Affiliates to, provide the other Party, its Affiliates and their respective Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and in a manner that does not unreasonably interfere with the operation of their businesses and consistent with applicable Law, and on reasonable advance notice, to the books and records of or related to the Business with respect to periods prior to the Closing Date to the extent such access may be reasonably useful or required in connection with (a) the preparation of any Tax Return, accounting records or with respect to any Tax claim or similar proceedings, or (b) any audit, investigation or Proceeding; provided, that, neither the Buyer nor the Acquired Companies shall be requested to provide access to information that would violate (i) any obligation of confidentiality to which it or any of its Affiliates may be subject, (ii) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (iii) any applicable Laws; provided, that, in the event the Buyer or the Acquired Companies withhold access to any such information, the Seller Parties will (A) inform the Buyer that such information has been withheld, and (B) uses its commercially reasonable efforts to provide such information in a manner which would not be prohibited or which would not violate appliable Law or cause the loss of any privilege. Unless otherwise consented to in writing by the Seller Parties, the Buyer shall not permit the Acquired Companies, for a period of seven (7) years following the Closing Date (or for such longer period that may be required under applicable Law), to destroy or otherwise dispose of any books or records of the Acquired Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Seller Parties and offering to surrender to the Seller Parties such books and records or such portions thereof.

7.03 Tax Matters.

(a) Transfer Taxes. All of the transfer or gains Tax, stamp Tax, stock transfer Tax or other similar Tax imposed as a result of the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by Seller Parent. The Parties shall, at their own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and provide the other Party, upon request, evidence of the payment of their respective share of Transfer Taxes. Each of the Buyer, the Seller Parties and their respective Affiliates shall use commercially reasonable efforts (i) to cooperate to ensure that all Tax Returns relating to Transfer Taxes are timely filed, and (ii) to mitigate the imposition of any Transfer Taxes in a manner consistent with this Agreement, including any claim for exemption or exclusion for the application or imposition of any such Transfer Taxes (whether by application of Section 1146(a) of the Bankruptcy Code or otherwise).

(b) Allocation of Purchase Price. For all applicable Tax purposes, the Buyer, the Seller Parties and their respective Affiliates shall allocate the Purchase Price and other consideration required to be taken into account under applicable Law among the assets of the Acquired Companies in accordance with the allocation methodology set forth on Schedule 7.03(b) (as agreed upon, the “Allocation Methodology”, and any allocation prepared consistent therewith, an “Allocation Schedule”). The Allocation Methodology is intended to comply with the requirements of Sections 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law, as appropriate). Within one hundred and twenty (120) days after the Closing Date, the Buyer shall deliver to the Seller Parties a proposed Allocation Schedule. The Seller Parties shall have thirty (30) days after receiving the Allocation Schedule to present in writing to the Buyer notice of any objections that the Seller Parties may have to the allocations set forth therein. Unless the Seller Parties timely object, such

Allocation Schedule shall be binding on the Parties. If the Seller Parties timely raise any objections to the Allocation Schedule prepared by the Buyer pursuant to this Section 7.03(b), the Buyer and the Seller Parties shall cooperate in good faith to resolve such dispute. If the Buyer and the Seller Parties cannot resolve such dispute within twenty (20) days, such dispute shall be referred to, and resolved by, an independent accountant, acting as expert not arbitrator, mutually agreed upon by the Buyer and the Seller Parties; provided, that the cost of such independent accountant shall be borne equally by the Buyer, on one hand, and the Seller Parties, on the other hand. The Parties shall file timely any forms and statements required under U.S. federal or state income Tax laws (including the IRS Form 8594) consistent with such Allocation Schedule as finally prepared pursuant to this Section 7.03(b). In the event that, after the Allocation Schedule is determined, the Purchase Price or any other item of consideration for income Tax purposes is adjusted, a revised Allocation Schedule shall be prepared by the Parties pursuant to this Section 7.03(b) and such revised Allocation Schedule shall become the Allocation Schedule for purposes of this Agreement. The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Allocation Schedule, and no Party shall take any action inconsistent therewith in any Tax audit, claim or similar Proceeding unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code and analogous provisions of applicable Law; provided, however, that the foregoing shall not be interpreted as limiting any Party’s ability to settle an audit, examination, adjustment to or other Proceeding relating to Taxes and concerning the Allocation Schedule initiated by any Governmental Authority after good faith discussion regarding the same with the other Parties.

(c) Tax Treatment. To the extent permitted by applicable Law for U.S. federal and all applicable state and local Tax purposes, the Parties intend that (i) the sale and purchase of the Purchased Securities be treated as a sale and purchase of the assets of the Acquired Companies, (ii) the Buyer be treated as an agent acting on behalf of the Seller Parties for the administrative purpose of disbursing funds on behalf of the Seller Parties with respect to any amount of (a) the PY 2023 Provider Payment paid to the Providers by the Buyer pursuant to Section 1.03(a) and (b) the 2024 Net Receivable received, and paid to the Providers or the Seller Parties, by the Buyer pursuant to Sections 1.03(c)(i) and 1.03(c)(ii). Unless otherwise required by applicable Law, no Party or any Affiliate thereof shall take any position inconsistent with this Section 7.03(c) on any Tax Return or for any other Tax purposes.

(d) Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Companies for all Tax purposes. In any case where applicable Law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre‑Closing Straddle Period shall be (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as personal property taxes), the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) (e.g., income taxes, payroll taxes, sales taxes, gross receipt taxes, etc.), the amount that would be payable if the taxable year or period ended on (and included) the Closing Date based on an interim closing of the books. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the Pre-Closing Straddle Period on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.03(d) shall be computed by reference to the level of such items on the Closing Date. The Seller Parties shall pay all Taxes, whether or not yet due and payable, incurred by or with respect to the Acquired Companies, the Accepted Contracts (and related Liabilities) or the Business attributable to a Pre-Closing Tax Period (including all Taxes attributable to a Pre-Closing Straddle Period as determined pursuant to this Section 7.03(d)) (“Seller Taxes”).

7.04 Mutual Release.

(a) If and only if the Closing occurs, the Seller Parties and Seller Parent, each for itself, its controlled Affiliates, its successors and assigns, and their respective controlled Affiliates (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges the Buyer, the Acquired Companies, and each of their respective predecessors, assigns, successors, direct or indirect Subsidiaries, and past and present Affiliates, equityholders, managers, members, directors, officers, employees, agents and other Representatives, past and present (collectively, the “Buyer Released Parties”) from any and all Proceedings, actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, duties, or Liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature or otherwise (including, claims for damages, costs, expense and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances and existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Buyer Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Buyer Released Party based upon any Seller Released Claim.

(b) If and only if the Closing occurs, the Acquired Companies and the Buyer, each for itself, its controlled Affiliates, its successors and assigns, and their respective controlled Affiliates (collectively, the “Buyer Releasors”), hereby forever fully and irrevocably releases and discharges the Sellers, Seller Parent, and each of their predecessors, assigns, successors, direct or indirect Subsidiaries, and past and present Affiliates, equityholders, managers, members, directors, officers, employees, agents and other Representatives, past or present (collectively, the “Seller Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, duties, or Liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances related to the Business and existing or arising prior to the Closing Date, which the Buyer Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Buyer Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any tribunal, against any Seller Released Party based upon any Buyer Released Claim.

(c) Notwithstanding anything to the contrary in this Section 7.04, neither the “Buyer Released Claims” nor the “Seller Released Claims” shall include, and the provisions of this Section 7.04 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or any Related Agreement, or (ii) any claims for Fraud.

7.05 Use of Names. Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates, hereby grants (and hereby causes its Affiliates to grant) to the Buyer and its Affiliates (including the Acquired Companies) a non-exclusive, irrevocable, non-terminable, perpetual, royalty-free, worldwide, fully paid-up license to use, during the six (6) months following the Closing (the “Wind-Down Period”), all trademarks containing the “CareMax” name or otherwise owned or controlled by any Seller Party or its Affiliates as of the Closing and used in connection with the Business as of the Closing (the “CareMax Marks”), solely in the manner and for the purposes used by the Business as of the Closing. All such use of the CareMax Marks shall be subject to the Seller Parties’ trademark usage guidelines that may be provided in writing to the Buyer from time to time. By no later than the expiration of the Wind-Down Period, the Buyer shall cause the Acquired Companies to use commercially reasonable efforts to (a) remove the CareMax Marks from all signs, logos, corporate literature, business cards, websites and other materials and media of the Acquired Companies and (b) to cease to use such names or any derivatives or variations thereof in any respect without the prior written consent of the Seller Parties.

Article VIII
PRE-CLOSING CONTRIBUTION

8.01 Accepted Contracts; Wrong Pockets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 8.01, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to any Acquired Companies of any Accepted Contract would reasonably be expected to result in a violation of applicable Law, or would reasonably be expected to require the consent, authorization, approval or waiver of a Person who is not a Party or an Affiliate of a Party (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery of such Accepted Contract, and the applicable provisions of this Section 8.01 shall apply in regard to all such Accepted Contract. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller Parties shall cause (or shall cause an applicable Subsidiary) to sell, assign, transfer, convey and deliver to the Buyer or the Acquired Companies the Accepted Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by the Parties in accordance with Section 7.03(a).

(b) To the extent that any Accepted Contract cannot be transferred to the Buyer or the Acquired Companies following the Closing pursuant to this Section 8.01, the Parties shall, and the Seller Parties shall cause an applicable Subsidiary to, use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Buyer and the Acquired Companies the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Accepted Contract as of the Closing. To the extent permitted under applicable Law, the Seller Parties shall, and shall cause an applicable Subsidiary to, at the Buyer’s expense, hold in trust for and pay to the Buyer promptly upon receipt thereof, such Accepted Contract and all income, proceeds and other monies received by the Seller Parties or the applicable Subsidiary to the extent related to such Accepted Contract in connection with the arrangements under this Section 8.01.

(c) In the event that, following the Closing, (i) the Buyer or any of its Affiliates (including the Acquired Companies) receives any payment that is for the account of the Seller Parties or any of their Subsidiaries in respect of the Retained Business or otherwise according to the terms of this Agreement, the Buyer shall, and shall cause its Affiliates, to promptly remit such funds to the Seller Parties or an entity designated by the Seller Parties, or (ii) the Seller Parties or any of their Subsidiaries receives any payment that is for the account of the Buyer or any of its Affiliates (including the Acquired Companies) in respect of the Business or otherwise according to the terms of this Agreement, the Seller Parties shall, and shall cause their Affiliates, to promptly remit such funds to the Buyer or an entity designated by the Buyer.

8.02 Employees.

(a) At least fifteen (15) Business Days prior to the Closing, the Seller Parties shall provide the Buyer with an updated Schedule 5.12(a) of the Disclosure Schedules reflecting any changes (made in accordance with the terms of this Agreement). No later than ten (10) Business Days prior to the Closing, the Buyer shall, in its sole discretion, designate and make offers of employment to the Business Employees (if any) that the Buyer desires to be employed by the Acquired Companies (each such Business Employee, a “Continuing Employee”). The Seller Parties shall take all actions reasonably necessary such that, at the Closing, the Acquired Companies employ all active Continuing Employees and only the active Continuing Employees (the “Employee Transfer”). For the avoidance of doubt, the Seller Parties shall take all actions necessary to ensure that the Acquired Companies shall not employ any Business Employee that is receiving short-term disability, long-term disability or workers’ compensation benefits (or is in an exclusion, elimination or runout period to become eligible to receive such benefits).

(b) For purposes of eligibility to participate, vesting and future vacation accrual under the employee benefit plans, programs and arrangements established or maintained by the Buyer or its Subsidiaries in which Continuing Employees participate after the Closing (the “Buyer Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Seller Parties and their Affiliates and their respective predecessors as of the Closing to the same and extent and for the same purposes as such service was credited under the comparable Plan in which such Continuing Employee participated immediately prior to the

Closing Date; provided, that such crediting of service shall not apply for any purpose with respect to any plan or arrangement providing defined benefit pension benefits, post-employment or retiree health or welfare benefits, nonqualified deferred compensation, or change in control, transaction, retention, equity, equity-based or phantom equity-based compensation opportunities or benefits (including retirement treatment under any equity incentive plans), or operate to duplicate any benefits, compensation or coverage for the same period of service.

(c) For the plan year in which the Closing Date occurs the Buyer shall use commercially reasonable efforts to cause, (i) each Continuing Employee to be immediately be eligible to participate in the Buyer Plans, without any waiting time, to the extent coverage under the applicable Buyer Plan replaces coverage under the comparable Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing (such Plans, the “Previous Plans”), (ii) for the purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and their covered dependents, except to the extent such exclusions or requirements would not have been waived at such time with respect to such Continuing Employee and their covered dependents under any analogous Previous Plan in which such Continuing Employee participate immediately prior to the Closing Date and (iii) any eligible expenses paid by any Continuing Employee and his or her covered dependents during the plan year that includes the Closing Date under the Previous Plans that are group health plans to be taken into account under the analogous Buyer Plan that is a group health plan for purposes of satisfying the corresponding deductible, coinsurance and maximum-out-of-pocket requirements applicable to such Continuing Employee and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

(d) Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, or as required by applicable Law, all Continuing Employees shall cease any participation in, and any benefit accrual under, any Plan. As of and following the Closing Date, the Seller Parties and their Affiliates (other than the Acquired Companies) shall retain sponsorship of and be solely responsible for any and all liabilities and obligations at any time arising under or with respect to all Plans and any other benefit or compensation plan, program, policy, agreement or arrangement of any kind at any time maintained, sponsored, or contributed to or required to be contributed by the Seller Parties or any of their Affiliates or to which the Seller Parties or any of their Affiliates have any current or contingent liability or obligation, including, to the extent required by applicable Law, the responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9. The Seller Parties shall use commercially reasonable efforts to continue to maintain (or to cause an Affiliate of the Seller Parties (other than the Acquired Companies) to continue to maintain) a group health plan for so long as any M&A qualified beneficiaries remain eligible for such coverage. Nothing in this Agreement shall be construed as a determination by any Party that the Buyer is a successor for any benefits related purposes and the Confirmation Order shall provide that the Buyer shall have no responsibility for any COBRA liabilities relating to the Plans (including with respect to any M&A qualified beneficiaries), or any other liabilities associated with any of the Plans (or any other benefit or compensation plan, program, policy, agreement or arrangement to which the Seller Parties or any of their Affiliates have any current or contingent liability or obligation).

(e) Effective no later than the Closing Date, the Seller Parties or their Affiliates shall have taken all actions necessary and appropriate to one hundred percent (100%) vest all account balances of each Continuing Employee under the Seller 401(k) Plan.

(f) If required by applicable Law or Seller policy, the Seller Parties shall (or shall cause their Affiliates to) pay each Continuing Employee whose employment is transferred in connection with the Employee Transfer all of his or her accrued but unused vacation and other paid time off upon the effective time of the Employee Transfer. The Acquired Companies shall assume all accrued, unused vacation and other paid time off that is not required to be paid out to Continuing Employees to the extent an accrual for accounting purposes for such amounts has been booked by the applicable Acquired Company.

(g) The Seller Parties shall be responsible for all liabilities or obligations under the WARN Act arising out of the Seller Parties’ or any of their Affiliates’ actions or omissions on or before the Closing with respect to or involving the Business Employees. The Buyer shall be responsible for all liabilities or obligations under the WARN Act resulting from the Buyer’s or any of its Affiliates’ actions or omissions following the Closing with respect to or involving Continuing Employees.

(h) The Seller Parties agree that, notwithstanding the terms of any noncompetition, customer non-solicit or other restrictive covenant obligation between any Seller Party (or an Affiliate thereof) and a Continuing Employee, such Continuing Employee shall be permitted to provide services to the Buyer and its Affiliates (including the Acquired Companies) following the Closing, and the Seller Parties will not seek to enforce the terms of any such restrictive covenant following the Closing Date with respect to such Continuing Employee’s services to the Buyer and its Affiliates (including the Acquired Companies). The Seller Parties hereby assign all such restrictive covenants to the Buyer and its applicable Affiliates (including the Acquired Companies), and the Buyer and its Affiliates have the right, but not the obligation, to enforce such restrictive covenants. The Seller Parties further agree to undertake any additional steps necessary to effectuate such assignment.

(i) The provisions of this Section 8.02(i) are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Seller Parties, the Acquired Companies or any of their Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 8.02(i)) under or by reason of any provision of this Agreement. Nothing in this Section 8.02(i) shall constitute or be deemed to constitute the establishment, adoption or amendment of any Plan, Buyer Plan or any other benefit or compensation plan, program, policy, agreement or other arrangement or limit the right of the Buyer or any of its Affiliates to terminate, amend or modify any Plan, Buyer Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or limit the right of the Buyer or any of its Affiliates to terminate or modify the employment or engagement of any employee or service provider at any time and for any reason.

(j) Notwithstanding anything to the contrary contained in the Confidentiality Agreement, during the Pre-Closing Period, the Buyer or its Affiliates may solicit or hire any Person set forth on Schedule 8.02(j) (the “Listed Employees”). Seller Parent hereby agrees that the Confidentiality Agreement is amended to permit such solicitation and hiring. Kinderhook Industries, LLC is a third-party beneficiary of this Section 8.02(j).

Article IX
CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Buyer:

9.01 Accuracy of Representations and Warranties. The (a) Fundamental Representations of the Seller Parties and the Acquired Companies shall each be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except (i) that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (ii) for failures to be so true and correct that are individually or in the aggregate de minimis, and (b) each of the other representations and warranties of the Seller Parties set forth in Article IV and the representations and warranties of the Acquired Companies set forth in Article V shall each be true and correct in all respects (without giving regard to any “materiality,” “material adverse effect” or “Material Adverse Effect” qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, except (i) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

9.02 Compliance with Obligations. Each of the Seller Parties and the Acquired Companies shall have performed in all material respects all of their respective material obligations required to be performed under this Agreement at or prior to the Closing.

9.03 No Adverse Proceeding. No Law or Order shall have been entered, promulgated, adopted or enforced by any Governmental Authority which prevents the performance of this Agreement or the consummation of the Transactions, declares unlawful the Transactions, and there shall be no Proceeding by any Governmental Authority pending which seeks an Order preventing or prohibiting the performance of this Agreement or the consummation of the Transactions or declaring the Transactions unlawful.

9.04 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

9.05 Employee Transfer. The Employee Transfer shall have been consummated and evidence thereof shall have been delivered to the Buyer in form and substance reasonably acceptable to the Buyer.

9.06 Chapter 11 Plan; Confirmation Order. (a) The Chapter 11 Plan confirmed pursuant to the Confirmation Order shall be in form and substance reasonably acceptable to the Buyer, (b) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Buyer, and (c) such Confirmation Order shall be a Final Order.

9.07 Assumption and Rejection of Contracts. (a) The Acquired Companies shall have assumed, pursuant to the Chapter 11 Plan, the Available Contracts that the Buyer has expressly consented to pursuant to Section 13.04 (and only such Available Contracts), (b) all other Available Contracts of the Acquired Companies shall have been rejected, pursuant to the Chapter 11 Plan, by the Acquired Companies, and (c) the Seller Parties or their applicable Subsidiaries shall have assumed and assigned, pursuant to the Chapter 11 Plan, the Accepted Contracts (to the extent not set forth in the foregoing clause (a)) to an Acquired Company or the Buyer, at the option of the Buyer in its sole discretion, and (d) the Seller Parties (or, if applicable, their Affiliates) shall have rejected all Non-Florida Medicare Advantage Contracts.

9.08 Assumed Liabilities. The Acquired Companies, as reorganized under the Chapter 11 Plan, shall not have any Liabilities other than the Assumed Liabilities.

9.09 Regulatory Conditions. The Regulatory Conditions shall have been satisfied.

9.10 Other Deliveries. The Buyer shall have received each of the other deliverables set forth in Section 2.03.

If the Closing occurs, all closing conditions set forth in this Article IX that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Buyer.

Article X
CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES

The obligation of the Seller Parties to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Seller Parties:

10.01 Accuracy of Representations and Warranties. The (a) Fundamental Representations of the Buyer shall each be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except (i) that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date, and (ii) for failures to be so true and correct that are individually or in the aggregate de minimis, and (b) each of the other representations and warranties of the Buyer set forth in Article III shall each be true and correct in all respects (without giving regard to any “materiality,” “material adverse effect” or “Buyer Material Adverse Effect” qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, except (i) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

10.02 Compliance with Obligations. The Buyer shall have performed in all material respects all of its respective material obligations required to be performed under this Agreement at or prior to the Closing.

10.03 No Adverse Proceeding. No Law or Order shall have been entered, promulgated, adopted or enforced by any Governmental Authority which prevents the performance of this Agreement or the consummation of the Transactions, declares unlawful the Transactions, and there shall be no Proceeding by any Governmental Authority pending which seeks an Order preventing or prohibiting the performance of this Agreement or the consummation of the Transactions or declaring the Transactions unlawful.

10.04 Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such Confirmation Order shall be a Final Order.

10.05 Regulatory Conditions. The Regulatory Conditions shall have been satisfied.

10.06 Other Deliveries. The Seller Parties shall have received each of the deliverables set forth in Section 2.02.

If the Closing occurs, all closing conditions set forth in this Article X that have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Seller Parties.

Article XI
NO SURVIVAL

The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in the case of Fraud. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing shall survive the Closing in accordance with their terms.

Article XII
TERMINATION

12.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Buyer and the Sellers;

(b) by the Buyer upon written notice to the Sellers, if:

(i) there has been a material violation or material breach by the Seller Parties or the Acquired Companies of any covenant, representation or warranty contained in this Agreement, which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Buyer to complete the Closing set forth in Article IX and (A) such material violation or material breach has not been waived by the Buyer, (B) the Buyer has provided written notice to the Sellers of such material violation or material breach, and (C) the Seller Parties or the Acquired Companies, as applicable, have not cured such material violation or material breach by the earlier of (x) within ten (10) Business Days after receiving written notice thereof from the Buyer and (y) the Outside Date; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.01(b)(i) if there is then an uncured material violation or material breach by the Buyer of this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Sellers set forth in Article X;

(ii) (A) the Seller Parties are not entitled to terminate this Agreement pursuant to this Section 12.01, (B) all of the conditions to the Closing set forth in Article X are satisfied or waived at the time of such termination as if the Closing were held at the time of such termination (other than conditions that, by their nature, only can be satisfied by actions taken at the Closing; provided, that each such condition is then capable of and would be satisfied assuming a Closing would occur at such time), (C) the Seller Parties fail to consummate the Closing on or before the date required by Section 2.01, and (D) the Buyer has delivered to the Seller Parties, at least two (2) Business Days prior to such termination, a certificate irrevocably certifying that (1) as of the date the Closing was required to occur pursuant to Section 2.01, all conditions set forth in Article X were satisfied, and all such conditions remain satisfied as of the date of the certification, or it is irrevocably waiving any unsatisfied conditions in Article X, and (2) as of the date Closing was required to occur pursuant to Section 2.01, the Buyer stood ready, willing and able, and the Buyer stands so ready, willing and able to consummate the Closing prior to such termination;

(iii) the Seller Parties have not filed a motion with the Bankruptcy Court seeking approval of (A) assumption of the Services Agreement and (B) the Break‑Up Fee (including as an administrative expense in the Bankruptcy Cases pursuant to sections 503 and 507 of the Bankruptcy Code) within two calendar days of the Petition Date, subject to extension with the consent of the Buyer (the “Assumption Motion”);

(iv) the Bankruptcy Court has not entered an order, in form and substance reasonably acceptable to the Buyer, granting the relief requested in the Assumption Motion (the “Assumption Order”) within thirty-five (35) calendar days of the Petition Date, subject to extension with the consent of the Buyer;

(v) the Bankruptcy Court has not entered the Confirmation Order within ninety (90) calendar days of the Petition Date, subject to extension with the consent of the Buyer;

(vi) the Restructuring Support Agreement (as it relates to the Buyer) or the Services Agreement terminates in accordance with its respective terms;

(vii) any creditor of the Seller Parties obtains a final and unstayed order of the Bankruptcy Court granting relief from the automatic stay to foreclose on the Purchased Securities, the Acquired Companies or a material portion of their respective assets;

(viii) the Seller Parties shall modify or amend the Chapter 11 Plan in a manner that materially and adversely impacts the Buyer, without the prior written consent of the Buyer;

(ix) (A) the Seller Parties shall file a motion with the Bankruptcy Court seeking relief that is materially inconsistent with this Agreement or the transactions contemplated hereby (including approval of any transaction contemplated by an Alternative Transaction), (B)

the Seller Parties shall file a motion with the Bankruptcy Court seeking approval of any transaction contemplated by an Alternative Transaction and such motion is not withdrawn as of the earlier of (x) to the occurrence of the Outside Date and (y) ten (10) Business Days following the filing of such motion, or (C) the Bankruptcy Court enters an Order that precludes the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth herein;

(x) (A) a definitive agreement is entered into with respect to an Alternative Transaction; (B) a Higher Offer Determination Notice is delivered pursuant to Section 13.02 and the Seller Parties are pursuing the Alternative Transaction related to such Higher Offer Determination Notice as of the earlier of (x) the occurrence of the Outside Date, and (y) ten (10) Business Days following the expiration of the five (5) day negotiation period contemplated by Section 13.02(c) related to such Higher Offer Determination Notice; or (C) there has been a violation or breach by a Seller Party of Section 13.02(a)(i).

(xi) a Seller Party loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xii) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Seller Party seeking an order (A) dismissing or converting the Bankruptcy Cases into cases under chapter 7 of the Bankruptcy Code, or (B) appointing an examiner with expanded powers or trustee in one or more of the Bankruptcy Cases of the Sellers or the Acquired Companies, or (C) rejecting this Agreement; or

(xiii) (A) following entry of the Confirmation Order, such order is stayed, reversed, modified, vacated, or amended in any material respect without the prior written consent of the Buyer, which consent may not be unreasonably withheld, and such stay, reversal, modification, vacation, or amendment is not eliminated within fourteen (14) days or (B) the Bankruptcy Court enters any order materially inconsistent with the Confirmation Order or the consummation of this Agreement and such order is not reversed, modified, or amended in a manner that, in the Buyer’s reasonable judgment, is satisfactory within fourteen (14) days; or

(c) by the Sellers upon written notice to the Buyer, if:

(i) there has been a material violation or material breach by the Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Seller Parties to complete the Closing set forth in Article X and (A) such material violation or material breach has not been waived by the Seller Parties, (B) the Sellers have provided written notice to the Buyer of such material violation or material breach and (C) the Buyer has not cured such material violation or material breach within ten (10) Business Days after receiving written notice thereof from the Sellers; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 12.01(c)(i) if there is then an uncured material violation or material breach by the Seller Parties or the Acquired Companies of this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of the Buyer set forth in Article IX;

(ii) (A) the Buyer is not entitled to terminate this Agreement pursuant to this Section 12.01, (B) all of the conditions to the Closing set forth in Article IX are satisfied or waived at the time of such termination as if the Closing were held at the time of such termination (other than conditions that, by their nature, only can be satisfied by actions taken at the Closing; provided, that each such condition is then capable of and would be satisfied assuming a Closing would occur at such time), (C) the Buyer fails to consummate the Closing on or before the date required by Section 2.01, and (D) the Seller Parties have delivered to the Buyer, at least two (2) Business Days prior to such termination, a certificate irrevocably certifying that (1) as of the date the Closing was required to occur pursuant to Section 2.01, all conditions set forth in Article IX were satisfied, and all such conditions remain satisfied as of the date of the certification, or it is irrevocably waiving any unsatisfied conditions in Article IX, and (2) as of the date Closing was required to occur pursuant to Section 2.01, the Seller Parties stood ready, willing and able, and the Seller Parties stand so ready, willing and able to consummate the Closing prior to such termination;

(d) by either Party, upon written notice to the other Party, if:

(i) the Closing shall not have been consummated on or before the Outside Date; provided, that any termination pursuant to this Section 12.01(d)(i) shall not be available to any Party who has materially breached this Agreement if such material breach has been the proximate cause of the failure of the Parties to consummate the Closing by the Outside Date; or

(ii) (A) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Order permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable, or (B) the Bankruptcy Court shall have entered an Order approving an Alternative Transaction; provided, however, that the right to terminate this Agreement under this Section 12.01(d)(ii) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such Order.

12.02 Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 12.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that this Article XII, Section 6.06, Section 8.02(j), Section 13.01, Article XIV, all related defined terms set forth in Exhibit A shall survive the termination of this Agreement, as applicable and in accordance with their terms; provided, that the termination of this Agreement shall in no way limit any claim by a Party that the other Party willfully and materially breached the terms of this Agreement prior to or in connection with such termination or for Fraud prior to the effective date of termination.

Article XIII
BANKRUPTCY COURT MATTERS

13.01 Approval of Break-Up Fee. In consideration for the Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof, the Seller Parties shall pay or caused to be paid directly to the Buyer or its designee, in accordance with the terms hereof and the Assumption Order, a break-up fee in an amount equal to $2,000,000 (the “Break-Up Fee”), in the event of with the termination of this Agreement pursuant to Sections

12.01(b)(vi) (but only with respect to a termination of the Restructuring Support Agreement with respect to this Transaction pursuant to Section 13.02(b) of the Restructuring Support Agreement), 12.01(b)(viii), 12.01(b)(ix)(B) or (C), 12.01(b)(x), 12.01(b)(xii) (if such termination is due to the filing of a motion or application by a Seller Party), 12.01(d)(i) (if, as of such time, the Buyer is entitled to terminate this Agreement pursuant to 12.01(b)(ix)(B) or (C), 12.01(b)(x)(B) or 12.01(d)(ii)(B)) or 12.01(d)(ii)(B). As to be set forth in the Assumption Order, the Seller Parties shall pay or caused to be paid the Break-Up Fee to the Buyer or its designee within five (5) Business Days of the date of such termination. The Seller Parties’ obligation to pay the Break-Up Fee shall survive the termination of this Agreement. Each Party acknowledges that the agreements contained in this Section 13.01 are an integral part of this Agreement and that, without these agreements, the other Party would not enter into this Agreement. The Buyer represents to the Seller Parties that this Section 13.01 is a condition precedent to the Buyer’s execution of this Agreement and is necessary to ensure that the Buyer will continue to pursue the proposed acquisition hereunder, and the Seller Parties acknowledges that the Break-Up Fee, if payable hereunder, (i) constitutes actual and necessary costs and expenses of preserving the Seller Parties’ estates, within the meaning of section 503(b) of the Bankruptcy Code, (ii) is of substantial benefit to the Seller Parties’ estates, (iii) is reasonable and appropriate, including in light of the size and nature of the sale by the Seller Parties to the Buyer contemplated hereby and the efforts that have been or will be expended by the Buyer, notwithstanding Section 13.02, and (iv) was negotiated by the Parties at arm’s-length and in good faith.

13.02 Competing Transaction; No Shop.

(a) The transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court. From and following the date hereof, the Seller Parties shall not, and shall not permit their respective Representatives or Affiliates to, (i) initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person with respect to any sale or other disposition of any of the Purchased Securities, the Business, any assets of any Acquired Company, any Accepted Contract or any other material assets of the Business to a Person other than the Buyer (an “Alternative Transaction”), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Alternative Transaction or that could reasonably be expected to lead to an Alternative Transaction, (iii) enter into any confidentiality agreement with respect to, or provide any non-public information or data to any Person relating to, any Alternative Transaction, or (iv) otherwise agree, authorize or commit to do any of the foregoing; provided that, notwithstanding the foregoing, the Seller Parties may take the actions set forth in clauses (ii) and (iii) above if (A) the Seller Parties receive an unsolicited written, bona fide offer, proposal or indication of interest to engage in an Alternative Transaction (an “Acquisition Proposal”) from any Person after the date of this Agreement that did not result from Seller’s breach of this Section 13.02, and (B) the board of directors (or similar governing body) of a Seller Party determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Higher and Better Offer and that failure to take such actions would violate the directors’ fiduciary duties under applicable Law.

(b) The Seller Parties shall promptly (but in any event within twenty-four (24) hours) give notice to the Buyer if (i) any inquiries, proposals or offers with respect to an Alternative Transaction or that could reasonably be expected to lead to an Alternative Transaction are received, (ii) any non-public information or data concerning the Acquired Companies or their Affiliates or access to the Acquired Companies’ or their Affiliates’ properties, books or records in connection with any Alternative Transaction or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Transaction is requested, or (iii) any discussions or negotiations relating to an Alternative Transaction or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Transaction are sought to be engaged in or continued by, from or with the Seller Parties, their Affiliates or any of their respective Representatives, as the case may be. Such notice shall set forth the name of the applicable Person making such inquiry, the material terms and conditions of any proposed Alternative Transaction (including, if applicable, correct and complete copies of any proposed agreements, inquiries, proposals or offers or, where no such copies are available, a reasonably detailed written description thereof) and the status of any such discussions or negotiations. The Seller Parties shall thereafter keep the Buyer reasonably informed, on a reasonably prompt basis, of the status of any discussions or negotiations with respect thereto.

(c) The Seller Parties shall promptly (and in any event within twenty-four (24) hours) give notice to the Buyer upon a determination by a Seller Party or its board of directors (or comparable governing body) that any written, bona fide Acquisition Proposal received from any Person after the date of this Agreement that did not result from a Seller Party’s breach of this Section 13.02 constitutes a Higher and Better Offer (a “Higher Offer Determination Notice”); provided, that (i) a Seller Party and its board of directors (or comparable governing body) may only make such determination if, prior to the determination that such Acquisition Proposal constitutes a Higher and Better Offer, such Seller Party negotiates, and causes its Representatives to negotiate, with the Buyer in good faith (to the extent the Buyer and its Representatives desire to negotiate) during such five (5) day period to amend the terms and conditions of this Agreement and, no earlier than the end of such five (5) day period, the board of directors (or comparable governing body) of such Seller Party determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after giving effect to such proposed amendments to the terms and conditions of this Agreement, that such Acquisition Proposal still constitutes a Higher and Better Offer (provided, further, that if any material amendment is made to such Acquisition Proposal, such Acquisition Proposal shall be subject again to the foregoing, except that references to five (5) days shall be deemed to be three (3) days), and (ii) such Seller Party and its board of directors (or comparable governing body) may only take such action if the board of directors (or comparable governing body) of such Seller Party determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would violate with its fiduciary duties under applicable Law.

13.03 Bankruptcy Court Filings.

(a) The Seller Parties shall diligently pursue the entry by the Bankruptcy Court of the Confirmation Order, which Confirmation Order shall provide for the transfer of the Purchased Securities (which includes the applicable Accepted Contracts) to the Buyer free from all successor or transferee liability to the fullest extent permitted by the Bankruptcy Code and the assumption and assignment of any Accepted Contracts not assumed by the Acquired Companies to the applicable Acquired Company or the Buyer. The Seller Parties shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Confirmation Order. The

Seller Parties further covenant and agree that, after entry by the Bankruptcy Court of the Confirmation Order, and contingent on the Confirmation Order becoming final and non-appealable, the terms of any other proposed order submitted by the Seller Parties to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller Parties to assist in obtaining entry of the Confirmation Order, including a finding of adequate assurance of future performance by the Buyer with respect to any applicable Accepted Contracts. In the event the entry of the Confirmation Order shall be appealed, each of the Parties shall use its respective commercially reasonable efforts to defend such appeal. The Seller Parties shall consult with the Buyer concerning the Confirmation Order and any other Orders of the Bankruptcy Court relating to the transactions contemplated hereby, and the bankruptcy pleadings and proceedings in connection therewith. The Seller Parties further agree to provide a draft of the Confirmation Order at least seven (7) Business Days prior to filing, and any other information reasonably requested by the Buyer in connection with Bankruptcy Cases or matters set forth herein.

(b) The Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions, orders, hearings, and other proceedings relating to this Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as the Buyer may reasonably request.

13.04 Assumption of Assigned Contracts.

(a) Schedule 13.04(a) sets forth a complete list of all Executory Contracts and non-Executory Contracts to which (i) any of the Acquired Companies is a party or (ii) any of the Seller Parties is a party that are used or held for use in the operation of, or relating to, the Business or the Purchased Securities, including, in each case, the Cure Costs in respect of each such Contract (each, an “Available Contract”). The Seller Parties have made available to the Buyer prior to the execution of this Agreement true and complete copies of all such Available Contracts. The Buyer will provide to the Seller Parties no later than three (3) Business Days prior to the hearing set to confirm the Chapter 11 Plan a schedule (the “Contract and Cure Schedule”) of all Available Contracts that the Buyer desires for (x) the Acquired Companies to assume under the Chapter 11 Plan, or (y) the Seller Parties or one of their applicable Subsidiaries or Affiliates to assume and assign under the Chapter 11 Plan to an Acquired Company or the Buyer, as applicable, in each case, pursuant to section 365 of the Bankruptcy Code (each, an “Accepted Contract” and each Available Contract (including, for the avoidance of doubt, each Contract to which any Acquired Company is a party) that is not included on the Contract and Cure Schedule, a “Rejected Contract”).

(b) At any time prior to three (3) Business Days before the Closing, the Buyer, in its sole and absolute discretion but after consultation with the Seller Parties, may amend the Contract and Cure Schedule to add or remove any Available Contract in accordance with the conditions concerning notice and service to the Contract counterparties set forth in or approved by the Confirmation Order. Unless the Bankruptcy Court orders otherwise, each Accepted Contract will be assumed or, if applicable, assumed and assigned to the Buyer on the Closing Date. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Buyer shall solely be liable for Cure Costs (excluding amounts accrued under any Accepted Contract prior to the Closing

Date) up to the Cure Costs Cap, and the Seller Parties shall be responsible for all Cure Costs in excess of the Cure Costs Cap. If the Seller Parties receive an objection from a noticed counterparty for an Accepted Contract (each, a “Cure Objection”) and such Cure Objection is not consensually resolved or finally determined by the Bankruptcy Court, in each case, prior to the Closing Date and to the Buyer’s satisfaction, then at the Buyer’s election, (i) such Accepted Contract will be removed from the Contract and Cure Schedule and shall be deemed a Rejected Contract for purposes of this Agreement, (ii) such Accepted Contract shall be assumed by the applicable Acquired Company or Seller Party (and assigned, if applicable) on the Closing Date and any Cure Costs in excess of the amount set forth on the Contract and Cure Schedule necessary to effectuate such assumption shall be paid by (x) the Seller Parties, to the extent such Cure Costs, combined with all other Cure Costs, are in excess of the Cure Costs Cap, and/or (y) the Buyer, to the extent such Cure Costs, combined with all other Cure Costs, are not in excess of the Cure Costs Cap, as applicable, or (iii) such Accepted Contract shall be deemed assumed by the applicable Acquired Company or Seller Party (and assigned, if applicable) on the Closing Date subject to the preservation of the non-Seller Party counterparty’s Cure Objection and the Seller Parties shall be required to pay any Cure Costs upon the determination thereof; provided that, at any time during the pendency of the dispute and, in any event, within five (5) Business Days after the date on which the Bankruptcy Court has entered an order fixing a Cure Cost that is higher than the amount listed in the Contract and Cure Schedule, the Buyer may designate such Accepted Contract as a Rejected Contract in accordance with this Article XIII and such contract shall be deemed a Rejected Contract for purposes of this Agreement, with no payment of any Cure Costs; provided, further, that the applicable Seller Party shall not reject such Accepted Contract until the Buyer’s designation (if any).

(c) If the Seller Parties receive a Cure Objection and such Cure Objection is consensually resolved or finally determined by the Bankruptcy Court, in each case, prior to the Closing Date and to the Buyer’s reasonable satisfaction, then any remaining Cure Costs owing to such non-Seller Party counterparty with respect to the subject Accepted Contract shall promptly be paid by (x) the Seller Parties, to the extent such Cure Costs, combined with all other Cure Costs, are in excess of the Cure Costs Cap, and/or (y) the Buyer, to the extent such Cure Costs, combined with all other Cure Costs, are not in excess of the Cure Costs Cap, as applicable.

(d) From the date hereof, the Seller Parties shall (a) not (i) increase the Cure Cost set forth on Schedule 13.04(a) with respect to any Available Contract, (ii) reject any Available Contract, or (iii) resolve any Cure Objection, in each case without the Buyer’s prior written consent, and (b) consult with the Buyer with respect to any Cure Objections.

(e) If prior to the Closing, it is discovered that a Contract should have been listed on Schedule 13.04(a) but was not so listed (any such Contract, a “Previously Omitted Contract”), the Seller Parties shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify the Buyer in writing of such Previously Omitted Contract (the “Previously Omitted Contract Notice”) and provide the Buyer with a copy of such Previously Omitted Contract and the Cure Cost (if any) in respect thereof. The Buyer shall thereafter deliver written notice to the Seller Parties, no later than three (3) Business Days following the receipt of such Previously Omitted Contract Notice, noting whether the Buyer elects to so include such Previously Omitted Contract on the Contract and Cure Schedule and make it an Accepted Contract. Any Previously Omitted Contract not added to the Contract and Cure Schedule shall be deemed a Rejected Contract for purposes of this Agreement.

(f) If the Buyer includes a Previously Omitted Contract on the Contract and Cure Schedule in accordance with Section 13.04(e), the Seller Parties shall file and serve a notice on the counterparty to such Previously Omitted Contract notifying such counterparty of the Seller Parties’ intention for (i) the applicable Acquired Company to assume such contract or (ii) the Seller Parties or their applicable Subsidiary to assume and assign such contract to an Acquired Company or the Buyer, as applicable, including in such notice the proposed Cure Cost (if any). Such notice shall provide such Contract counterparties with fourteen (14) days to object, in writing, to the Seller Parties and the Buyer, as applicable, to the assignment and assumption of its Contract (the “Counterparty Objection”). If such counterparty, the Seller Parties, and the Buyer are unable to reach a consensual resolution with respect to any Counterparty Objection, unless otherwise agreed by the Buyer, the Seller Parties will seek a hearing before the Bankruptcy Court to seek approval of the assumption and, if applicable, assignment of such Previously Omitted Contract. If no Counterparty Objection is timely served on the Seller Parties and the Buyer, then such Previously Omitted Contract shall be deemed an Accepted Contract and assumed by and, if applicable, assigned in accordance with this Agreement and pursuant to the Confirmation Order.

(g) The Seller Parties and the Buyer shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Acquired Companies and, if applicable, the Buyer to assume the rights and obligations under all Accepted Contracts (including Previously Omitted Contracts that become Accepted Contracts pursuant to Section 13.04(e)); provided, that unless expressly required by an Accepted Contract counterparty in connection with the cure process, the Parties agree and acknowledge that by virtue of the Buyer’s acquisition of the Purchased Securities, no separate transfer or assignment instrument shall be required for the assumption of any Accepted Contracts to which any of the Acquired Companies is already party.

(h) At the Closing (or, if applicable in accordance with clause (iii) of Section 13.04(b)) the Buyer shall pay, or caused to be paid, all Cure Costs with respect to any Accepted Contract (including Previously Omitted Contracts that become Accepted Contracts pursuant to Section 13.04(e)) that is consensually resolved or finally determined by the Bankruptcy Court, up to the Cure Costs Cap. For the avoidance of doubt, the Seller Parties shall pay all Cure Costs with respect to any Accepted Contract (including Previously Omitted Contracts that become Accepted Contracts pursuant to Section 13.04(c)) that is consensually resolved or finally determined by the Bankruptcy Court in excess of the Cure Costs Cap.

(i) The Seller Parties and the Acquired Companies will comply with the procedures set forth in the Chapter 11 Plan with respect to the assumption and assignment of any Accepted Contract pursuant to, and in accordance with, this Section 13.04.

(j) No designation of any Contract for assumption and assignment in accordance with this Section 13.04 or the Confirmation Order will give rise to any right to any adjustment to the Purchase Price.

Article XIV
GENERAL PROVISIONS

14.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient, (b) upon transmission by e-mail to the recipient, if sent on a Business Day on or prior to 11:59 PM in the time zone of the recipient, and if not, on the next Business Day in the time zone of the recipient (provided, that no notice of failed transmission is received), (c) one (1) Business Day after the Business Day on which such notice, demand or communication is deposited with Federal Express or similar nationally recognized overnight courier service (charges prepaid) and addressed to the intended recipient, (d) on the third (3rd) Business Day after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to the Buyer to:

RHG Network, LLC

c/o Kinderhook Industries, LLC

505 Fifth Avenue, 25th Floor

New York, NY 10017

Attention: Christian P. Michalik; Matthew Bubis

Email: cmichalik@kinderhook.com; mbubis@kinderhook.com

with a copy to (which notice shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Thomas Marbury; Brian Schartz, P.C.

Email: thomas.marbury@kirkland.com; brian.schartz@kirkland.com

(b) if to the Seller Parties or Seller Parent, to:

c/o CareMax, Inc.

1000 NW 57th Court, Suite 400

Miami, FL 33126

Attention: Meredith Longsworth

Email: meredith.longsworth@caremax.com

with a copy to (which notice shall not constitute notice):

Sidley Austin LLP

1001 Brickell Bay Drive, Suite 900

Miami, FL 33131

Attention: Joshua Samek and Gabriel Valdes

Email: jsamek@sidley.com and gvaldes@sidley.com

14.02 Entire Agreement. This Agreement (including the Disclosure Schedules and the Schedules and Exhibits attached hereto), the Related Agreements, the Confidentiality Agreement and other documents, instruments, certificates and agreements delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedules and the Schedules and Exhibits attached hereto constitute a part of this Agreement as though set forth in full above.

14.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

14.04 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement and the Transactions.

14.05 Amendment; Waiver. Subject to Section 14.03, this Agreement (a) may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the Parties, and (b) may not be waived except by written instrument executed by the Party or Parties entitled to the benefit of the provision subject to such waiver; provided, that no amendment to this Section 14.05 or Sections 14.17, and 14.19 of this Agreement that is adverse in any material respect to the Debt Financing Sources shall be effective as to such Debt Financing Sources without the written consent of the Debt Financing Sources. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

14.06 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, that the Buyer shall have the right, without the prior written consent of the other Parties, to assign all or any portion of the Buyer’s rights, but not its obligations, under this Agreement (a) to one or more Affiliates of the Buyer, or (b) as collateral to any Debt Financing Sources.

14.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. Delivery of an executed counterpart of a signature page to this Agreement by means of electronically transmitted portable document format (PDF) (in each case, complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) shall be as effective as delivery of a manually executed counterpart of this Agreement.

14.08 Interpretation; Disclosure Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified. All references to any Laws, statutes or related regulations shall include all amendments of the same and any successor or replacement Laws, statutes or regulations and all references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “$” in this Agreement shall be deemed references to United States dollars. The Disclosure Schedules (and any updated Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and in the Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Party to this Agreement except as and to the extent provided in this Agreement, and shall not be deemed to expand the scope or effect of the relevant Party’s representations or warranties in this Agreement. Any item or matter required to be disclosed on a particular Disclosure Schedule shall be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedules is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The attachments to the

Disclosure Schedules form an integral part of the Disclosures Schedules and this Agreement and are incorporated herein and therein by reference for all purposes as if set forth fully herein or therein.

14.09 Governing Law; Interpretation. All matters relating to the interpretation, construction, validity and enforcement of this Agreement and all Proceedings that may be based upon, arise out of or relate hereto shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

14.10 Forum Selection and Consent to Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.01; provided, however, that if the Bankruptcy Cases have closed or the Bankruptcy Court does not have jurisdiction, the Parties agree to irrevocably submit to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware or, solely if such Court of Chancery declines jurisdiction, in any federal court located in the State of Delaware, or solely if such federal court declines jurisdiction, in any state court located in the State of Delaware (the “Designated Courts”), and the Parties irrevocably and unconditionally submit to accept the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with Section 14.01 shall be effective service of process for any Proceeding brought against such Party in any such court. The Buyer hereby designates the individual listed in Section 14.01(a) to whom notice may be given on behalf of the Buyer as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Seller Parties. The Seller Parties hereby designate the individual listed in Section 14.01(b) to whom notice may be given on behalf of the Seller Parties as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Buyer. Each Party further agrees that all of the provisions of Section 14.18 relating to waiver of jury trial shall apply to any Proceeding referred to in this Section 14.10(a).

(b) In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or any Related Agreement in any Designated Court or any Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts has been brought in an inconvenient forum.

14.11 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer, the

Seller Parties, and the Acquired Companies would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to seek injunctive relief, including the right to specifically enforce the terms and provisions of this Agreement and any instrument executed in connection herewith, and to thereafter cause the Transactions to be consummated (and the Closing to occur) if the conditions set forth in Article IX have been satisfied or duly waived, and this Agreement shall not have been terminated in accordance with its terms. Each Party further agrees to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each Party hereby consents to the right of the other Party to the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions (including specific performance with respect to the Closing). The Parties further agree that (a) by seeking the remedies provided for in this Section 14.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under and pursuant to this Agreement, and (b) nothing contained in this Section 14.11 shall (i) require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 14.11 before exercising any termination right under Section 12.01 (and pursuing damages after such termination), or (ii) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 12.01 or pursue any other remedies under and pursuant to this Agreement that may be available then or thereafter.

14.12 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Party that before executing this Agreement, such Party (a) has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) has relied solely and completely upon its own judgment in executing this Agreement; and (c) has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

14.13 Acknowledgement by the Buyer; Disclaimers.

(a) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Acquired Companies and, in making its determination to proceed with the Transactions, the Buyer has relied and shall rely on the results of its own independent investigation and verification and the representations and warranties of the Seller Parties and the Acquired Companies expressly and specifically set forth in this Agreement, including the Disclosure Schedules and the Related Agreements. The Buyer further acknowledges that, except as set forth herein and in the Related Agreements, no promise or inducement for this Agreement was offered by the Seller Parties, the Acquired Companies or any of their respective Representatives or relied upon by the Buyer.

(b) The Buyer acknowledges that none of the Seller Parties, the Acquired Companies, nor any other Person acting on behalf of the Seller Parties, the Acquired Companies or any of their respective Affiliates has made any representation or warranty, express or implied,

(i) as to the accuracy or completeness of any information regarding the Acquired Companies or their respective businesses or assets, except as expressly set forth in this Agreement and in the Related Agreements or as and to the extent required by this Agreement to be set forth in the Disclosure Schedules, or (ii) with respect to the Retained Business. The Buyer further agrees that neither the Seller Parties nor any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, and any information, document or material made available to the Buyer or the Buyer’s Representatives in certain “data rooms,” management presentations or any other form in expectation of the Transactions.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE ACQUIRED COMPANIES SPECIFICALLY SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT AND IN THE RELATED AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES OR THE ACQUIRED COMPANIES TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE RETAINED BUSINESS OR THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE ACQUIRED COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLER PARTIES. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT OR THE RELATED AGREEMENTS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND SHALL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS.

(d) In connection with the Buyer’s investigation of the Acquired Companies, the Buyer or its Representatives has received from or on behalf of the Acquired Companies certain projections, including projected statements of operating revenues and income, from operations of the Acquired Companies and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller Parties or any other Person with respect thereto. Accordingly, no Seller Party nor any Acquired Company makes any representations or warranties whatsoever with respect to such estimates, projections or other forecasts or plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).

14.14 Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Seller Party, or any of the Acquired Companies or any of their respective Affiliates or Representatives, on the one hand, nor the Buyer or any of its Affiliates or Representatives, on the other hand, shall disclose to any third party the existence of this Agreement or the subject matter or terms of this Agreement without the prior written consent of the other Party; provided, however, that each of the Parties and their respective Affiliates shall be permitted to disclose and use such confidential information in connection with (x) enforcing their rights and fulfilling their obligations under this Agreement or any Related Agreement, (y) as is otherwise required by applicable Law or (z) to their current or prospective investors, lenders or partners in connection with fundraising activities or fund performance reporting, subject to customary obligations of confidentiality. No press release or public announcement related to this Agreement or the Transactions shall be issued or made by (a) the Buyer without the approval of the Sellers unless required by Law (in the reasonable opinion of counsel), in which case the Sellers shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and consult with the Buyer with respect thereto, or (b) any Seller Party without the approval of the Buyer unless required by Law (in the reasonable opinion of counsel), in which case the Buyer shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and consult with the Seller Parties with respect thereto. Notwithstanding the foregoing, the Buyer or its Affiliates may engage, on and after the date hereof, in communications related to this Agreement or the Transactions with the Providers and the Listed Employees; provided, however, that the Buyer shall consider in good faith any reasonable comments from the Seller Parties to its initial general communication distribution to Providers.

14.15 Made Available. With respect to all materials that are described as having been made available, provided or delivered to the Buyer, such materials shall be deemed to have been made available, provided or delivered to the Buyer if such materials were posted to the “Project Viking” data room hosted by Sterling or transmitted to the Buyer or its Representatives by any other electronic means, in each case, prior to 5:00 p.m. ET on the day that is two (2) Business Days prior the date of this Agreement.

14.16 Representation of the Acquired Companies. Each of the Parties hereby agrees, on its own behalf and on behalf of its respective directors, members, partners, officers, employees and Affiliates, that, Sidley Austin LLP may serve as counsel to the Seller Parties, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution, delivery and closing of this Agreement and the Related Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Sidley Austin LLP may serve as counsel to the Seller Parties in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Related Agreements or the Transactions (including claims for indemnification, disputes relating to post-Closing adjustments and disputes involving other agreements entered into in connection with this Agreement) or the Related Agreements, notwithstanding such representation or any continued representation of the Acquired Companies, and each of the Parties (a) consents thereto and waives any conflict of interest arising therefrom, and (b) shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Buyer and the Acquired Companies, for itself and its respective Representatives, acknowledges and agrees that all communications between any of the Acquired Companies and Sidley Austin LLP made in connection with the negotiation, preparation, execution, delivery and closing of, or any dispute or Proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of the Acquired Companies and its counsel and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement, any Related Agreement, or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications among the Seller Parties and such counsel and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Acquired Companies, and not the Seller Parties. In addition, the Buyer shall not, and shall cause its Affiliates (including following the Closing, the Acquired Companies) not to use any attorney-client communication remaining in the records of the Acquired Companies in a manner that may be adverse to the Seller Parties or any of their Affiliates. Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Sidley Austin LLP, unless and to the extent Sidley Austin LLP is specifically engaged in writing by any Acquired Company to represent such Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller Parties, or the Seller Parties consent in writing at the time to such engagement. Any such representation of the Acquired Companies by Sidley Austin LLP after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Sidley Austin LLP is representing the Acquired Companies after the Closing, Sidley Austin LLP is permitted simultaneously to represent the Seller Parties in any matter. Furthermore, Sidley Austin LLP is permitted to withdraw from any representation of the Acquired Companies in order to be able to represent or continue so representing the Seller Parties, even if such withdrawal causes the Acquired Companies or the Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

14.17 Non-Recourse. This Agreement may only be enforced against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as Parties. For the avoidance of doubt, no Proceeding may be initiated against any direct or indirect owner of Seller Parent or the Debt Financing Sources.

14.18 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DESCRIBED IN SECTION 14.10. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.18. A COPY OF THIS SECTION 14.18 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

14.19 Debt Financing. Notwithstanding anything in this Agreement to the contrary, each Party, each on behalf of itself and its subsidiaries, and each of its and their controlled Affiliates hereby:

(a) agrees that any proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing and/or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such proceeding to be the exclusive jurisdiction of such court;

(b) agrees that any such proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the applicable definitive document relating to the Debt Financing;

(c) without limiting the rights of any Person under the definitive documentation governing the Debt Financing, agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process upon any Seller Party and/or their respective controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 14.01;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by Law, trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performances of any services thereunder;

(g) without limiting the rights of any Person under the definitive documentation governing the Debt Financing, agrees that none of the Debt Financing Sources will have any liability to any Person (in each case, other than the Buyer and its subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise; and

(h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of Section 14.05, Section 14.17 and this Section 14.19, and that such provisions and the definition of “Debt Financing Source” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

RHG NETWORK, LLC

By: /s/ Benson Sloan
Name: Benson Sloan
Title: Secretary

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLERs:

SPARTA MERGER SUB I, LLC

By: /s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Financial Officer

SPARTA MERGER SUB II, LLC

By: /s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Financial Officer

SELLER PARENT:

CAREMAX, INC.

By: /s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

Exhibit A

Definitions

As used herein, the following terms shall have the following meanings:

“2023 CMS Model Payment” means an amount equal to the 2023 Net Receivable less the PY 2023 Provider Payment, which amount the Acquired Companies distributed in cash to Seller Parent or one of its Subsidiaries other than the Acquired Companies prior to the date hereof.

“2023 CMS Model Year” means the CMS Model performance year ended December 31, 2023.

“2023 Net Receivable” means the CMS Model Net Receivable for the 2023 CMS Model Year received by the Acquired Companies prior to the date hereof in an amount equal to $39,091,649.60.

“2024 CMS Model Payment” has the meaning set forth in Section 1.03(c)(ii).

“2024 CMS Model Year” means the CMS Model performance year ending December 31, 2024.

“2024 Net Receivable” has the meaning set forth in Section 1.03(c).

“2025 CMS Model Year” means the CMS Model performance year ending December 31, 2025.

“Accepted Contract” has the meaning set forth in Section 13.04(a).

“ACO REACH Model” means the alternative payment model known as the accountable care organization realizing equity, access and community health model, or any predecessor, successor or similar model (including the Global and Professional Direct Contracting Model), implemented by the United States Department of Health and Human Services.

“ACO Replacement Repayment Mechanisms” has the meaning set forth in Section 6.08.

“Acquired Companies” means:

(i) CareMax Accountable Care Network, LLC, a Delaware limited liability company (“CACN”); and

(j) CareMax National Care Network, LLC, a Delaware limited liability company (“CNCN”).

“Acquisition Proposal” has the meaning set forth in Section 13.02.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. For the avoidance of doubt, Steward shall not be deemed an “Affiliate” of the Seller Parties or the Acquired Companies.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 7.03(b).

“Allocation Schedule” has the meaning set forth in Section 7.03(b).

“Alternative Transaction” has the meaning set forth in Section 13.02.

“Annual Financial Statements” has the meaning set forth in Section 5.04.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Authority or other Person.

“Assumed Liabilities” means any Claims (as defined in the Chapter 11 Plan) or Liabilities arising after the Plan Effective Date under an Accepted Contract that is assumed by (or assigned to) an Acquired Company pursuant to the Chapter 11 Plan. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Assumed Liabilities shall not include the Excluded Liabilities or any Cure Costs in excess of the Cure Cost Cap.

“Available Contract” has the meaning set forth in Section 13.04.

“Bank Accounts” has the meaning set forth in Section 5.22.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Break-Up Fee” means has the meaning set forth in Section 13.01.

“Business” means the business of managing and administering value based health care and accountable care relationships through affiliate, joint venture or wholly owned entities, in each case, with respect to the Medicare Shared Savings Program.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 5.12(a).

“Business Real Property” has the meaning set forth in Section 5.09(c).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of the Buyer to consummate the Transactions and perform all of its obligations under this Agreement and the Related Agreements to which it is a party.

“Buyer Plans” has the meaning set forth in Section 8.02(b).

“Buyer Released Claims” has the meaning set forth in Section 7.04(b).

“Buyer Released Parties” has the meaning set forth in Section 7.04(a).

“Buyer Releasors” has the meaning set forth in Section 7.04(b).

“CACN PPAs” means participating provider agreements between CACN and ACO participants (as such term is provided by 42 C.F.R. § 425.20) and other applicable providers governing such provider’s participation in the CMS Models.

“CareMax Marks” has the meaning set forth in Section 7.05.

“Chapter 11 Plan” means the prearranged joint plan under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time, including all exhibits, supplements and schedules thereto.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“CMS” means the Centers for Medicare and Medicaid Services.

“CMS Contracts” means all Contracts between CMS, on the one hand, and an Acquired Company or any Seller Party or any Affiliate thereof, on the other hand with respect to the Medicare Shared Savings Program.

“CMS Model Net Receivable” means, with respect to a CMS Model performance year, the final and undisputed aggregate amount received by, or on behalf of, the Acquired Companies from CMS based on shared savings for such CMS Model performance year, less the final and undisputed aggregate amounts payable by, or on behalf, the Acquired Companies to CMS based on shared losses for such CMS Model performance year, in each case, that are attributable to the Medicare Shared Savings Program.

“CMS Models” means the Medicare Shared Savings Program, the Pioneer ACO Model, the ACO REACH Model, and any other Center for Medicare and Medicaid Innovation program applicable to the Acquired Companies or material to the Business.

“CNCN PPAs” means participating provider agreements between CNCN and ACO participants (as such term is provided by 42 C.F.R. § 425.20) and other applicable providers governing such provider’s participation in the CMS Models.

“CNCN Renewal Participation Agreement” has the meaning set forth in Section 6.03(d).

“COBRA” has the meaning set forth in Section 5.13(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” has the meaning set forth in Section 5.18(b).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Seller Party and that is primarily used (or held for use in) or necessary for the operation of any of the Acquired Companies’ respective businesses or the Business, as presently conducted, or was developed primarily for the operation of any of the Acquired Companies’ respective businesses or the Business.

“Company Systems” means software, computer firmware, computer hardware, computer or information technology systems, electronic data processing systems or networks, telecommunications networks, network equipment, platforms and data or information contained therein or transmitted thereby, including any outsourced systems and processes owned or purported to be owned by any of the Seller Parties or any of their respective Affiliates that are owned, used, or relied on by or on behalf of any of the Acquired Companies or the Business.

“Confidentiality Agreement” has the meaning set forth in Section 6.06.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Chapter 11 Plan, including this Agreement and the Transactions described herein, pursuant to, among other things, section 1129 of the Bankruptcy Code.

“Contingent Workers” has the meaning set forth in Section 5.12(a).

“Continuing Employee” has the meaning set forth in Section 8.02(a).

“Contract” means any contract, lease, sublease, license, instrument, insurance policy, sublicense, guaranty, indenture, note, option, bond, mortgage, deed, occupancy or other legally binding agreement (whether written or oral), and all amendments, modifications and supplements thereto, including any Executory or non-Executory Contract.

“Contract and Cure Schedule” has the meaning set forth in Section 13.04(a).

“Counterparty Objection” has the meaning set forth in Section 13.04(f).

“Cure Costs” means any and all costs, expenses that are required to pay to assume any of the Accepted Contracts pursuant to section 365(f) of the Bankruptcy Code.

“Cure Costs Cap” means $150,000.

“Cure Objection” has the meaning set forth in Section 13.04(b).

“Debt Financing” has the meaning set forth in Section 6.07(a).

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated under this Agreement, including the parties to any joinder agreement, credit agreement or note purchase agreement entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ Representatives, and their respective successors and assigns.

“Designated Courts” has the meaning set forth in Section 14.10(a).

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to the Buyer on the date of this Agreement regarding certain exceptions to the representations and warranties in Article IV and ARTICLE V.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Transfer” has the meaning set forth in Section 8.02(a).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources, and human health and safety including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, rights, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock or any other equity securities, (f) any securities (including debt securities) convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock or any other equity securities, or (g) any other interest classified as an equity security of a Person (including share appreciation rights, phantom share rights or any other rights the value of which is linked to the value of any equity interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means any and all Claims (as defined in the Chapter 11 Plan) or Liabilities, excluding such Claims or Liabilities explicitly designated as Assumed Liabilities, of the Acquired Companies that accrued prior to the effectiveness of the Chapter 11 Plan.

“Executory Contract” means any executory Contract or unexpired lease to which any Seller Party or Acquired Company is a party (and will in any event include the Radial Contracts, all CNCN PPAs, all CACN PPAs, and all CMS Contracts).

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority, including, without limitation, the CMS Models.

“Final Order” means an Order of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration or, if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the applicable Bankruptcy Court, or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure or a similar rule of such other court of competent jurisdiction; provided that with respect to the Bankruptcy Court, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 5.04.

“Fraud” means an act, committed by a Party, with intent to deceive another Party, or to induce such Party to enter into this Agreement and requires (a) a false representation of material fact made solely in Article III, ARTICLE IV or ARTICLE V, as applicable, by such Party (and not, for the avoidance of doubt, including any estimates, projections or other forecasts and plans made available to the Buyer in any data room or otherwise), (b) with actual knowledge that such representation is false, (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing such Party, in justifiable reliance upon such false representation and with ignorance of the falsity of such representation, to take or refrain from taking action, and (e) causing such Party to suffer damage by reason of such reliance.

“Fundamental Representations” means the representations and warranties contained in Sections 3.01 (Organization), 3.02 (Power and Authority), 3.03 (Enforceability), 3.05 (No Brokers), 4.01 (Organization), 4.02 (Power and Authority; Ownership), 4.03 (Enforceability), 4.05 (No Brokers); 5.01 (Organization), 5.02 (Capitalization; Subsidiaries), 5.09(a) (Title to Properties), and 5.19 (No Brokers).

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Financial Statements.

“Global and Professional Direct Contracting Model” means the direct contracting model contract, or any successor or similar model, implemented by the United States Department of Health and Human Services.

“Governmental Authority” means any United States or foreign, federal, state, provincial or local government or governmental or regulatory body, commission, board, bureau, agency, court or regulatory or administrative body, tribunal, arbitrator or arbitral body (public or private) or any government or political subdivision thereof, or any authority, contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Consent” has the meaning set forth in Section 6.03(a).

“Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) the Acquired Companies or any of their Affiliates in connection with the Business.

“Hazardous Materials” means (a) any substances, materials, chemicals, radiation, or wastes which are defined as or included in the definition of as “hazardous substances”, “hazardous wastes”, “solid wastes”, “hazardous materials”, “chemical substances”, “pollutants”, “contaminants,” “medical waste”, “regulated medical waste”, “infectious substances,” or words of similar meaning or effect under and Environmental Law; (b) any petroleum (or any fraction thereof) or refined petroleum products, radioactive materials, medical waste, asbestos, per- and polyfluoroalkyl substances, ethylene oxide, lead, toxic mold, noise, odor, or polychlorinated biphenyls; or (c) any other substances, materials or wastes that form the basis of liability or standards of conducts under any Environmental Law on the basis of their hazardous, toxic, dangerous or deleterious properties or characteristics.

“Health Care Laws” means all applicable Laws relating to the provision, billing and receipt of payment for, and arranging for and delivery of health care services, including, without limitation (a) all Laws and participation requirements relating to Health Care Programs applicable to the Acquired Companies or material to the Business, including without limitation including without limitation participation requirements for any applicable CMS Model requirements, including, but not limited to, ACO REACH Model requirements, participation requirements applicable to the MSSP, 42 U.S.C. § 1395jjj and 42 C.F.R. § 425.10 et seq., (b) health care fraud or abuse Laws, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), (c) Laws relating to the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by health care providers, the provision of the services of third party administrators, utilization review agents, risk bearing entities or organizations and Persons performing quality assurance, credentialing or coordination of benefits, (d) all federal, state and local laws pertaining to the confidentiality, privacy or security of protected health information, including HIPAA and all similar state, privacy, security and breach notification Laws, (e) the federal physician self-referral Law (42 U.S.C. §1395nn and §1395(q)) (commonly known as the “Stark Law”) and applicable state Law counterparts, (f) all Medicare Advantage Plan marketing regulations and rules, (g) quality and safety Laws relating to the regulation, provision or administration of or payment for healthcare products or services, (h) state licensure, credentialing, or certification requirements relating to health care clinics or provider organizations (including risk bearing provider organizations), (i) the regulation, provision, administration of, billing of, coding of or payment for healthcare products or services, (j) the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and, with respect to each of the above, any legally binding ordinance, rule, regulation, Order, directive or guidance thereof, (k) the Federal Exclusion Statutes (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), and (l) state corporate practice of medicine laws, all applicable regulations promulgated thereunder, rules, ordinances and orders, and any similar state and local statutes, regulations, rules, ordinances, orders or other Laws that address the subject matter of the foregoing.

“Health Care Programs” means all Federal Health Care Programs and all other state or local governmental insurance programs, and private, non-governmental insurance and managed care programs with which the Acquired Companies contract to provide goods and services or through which the Acquired Companies receive reimbursements for goods and services provided, including, but not limited to, any CMS Models.

“Higher and Better Offer” means a bona fide, written Acquisition Proposal that did not result from a Seller Party’s breach of Section 13.02 for an Alternative Transaction on terms that the board of directors (or comparable governing body) of the Seller Parties determines in good faith, after consultation with its financial advisor and outside legal counsel, (a) constitutes a higher and otherwise better offer for the Purchased Securities and (b) is reasonably likely to be consummated in accordance with its terms.

“Higher Offer Determination Notice” has the meaning set forth in Section 13.02(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013, and as otherwise may be amended from time to time.

“Information Privacy and Security Law” means HIPAA and all other Laws, guidelines, and best practices concerning the privacy or security of personal information that are applicable to the Acquired Companies, including, to the extent applicable, (a) all then-current industry standards (including the Payment Card Industry Data Security Standard (PCI-DSS)), (b) state data breach notification Laws, state health privacy and information security Laws and state consumer protection Laws, to the extent applicable to the Acquired Companies and the Business, (c) Contracts any of the Acquired Companies (or, in connection with or related to the Business, any other member of the Seller Parties) have entered into or by which they are bound, and (d) the Acquired Companies’ privacy policies.

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” means all of the following anywhere in the world and all rights, title or interest in the following: (a) copyrights copyright registrations and copyright applications, copyrightable works, works of authorship, and all other corresponding rights; (b) patents, and applications for patents and all related reissues, reexaminations, divisionals, renewals, extensions, provisionals, foreign counterparts, continuations and continuations in part; (c) trademarks, trade names, trade styles, logos, product designations, and service marks and all applications (pending or in process) and registrations therefor and licenses thereof including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, trade secrets, confidential business information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, and all Personal Data, databases and data collections; (e) all proceeds, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, rights to sue or otherwise recover for past, present or future infringements or other violations thereof, embodiments of and documentation relating to the foregoing and rights corresponding to the foregoing anywhere in the world; (f) all tangible embodiments of the foregoing; and (g) all registrations, applications for registration, and renewals of any item referenced in any of the foregoing clauses (a) through (f).

“Interim Financial Statements” has the meaning set forth in Section 5.04.

“Knowledge” means with respect to each Seller Party and Acquired Company, the actual knowledge of Kevin Wirges, Bert Moreno or Marc Llorente, in each case, after having made reasonable inquiry into the matter at issue.

“Labor Agreement” has the meaning set forth in Section 5.12(d).

“Latest Balance Sheet Date” has the meaning set forth in Section 5.04.

“Law” means any federal, state, local, municipal, foreign, Order, constitution, law, ordinance, rule, regulation, statute, common law ruling, act, code, or treaty.

“Liability” means any liability, obligation, debt, deficiency, damage, interest, Tax, penalty, fine, “claim” (as defined in the Bankruptcy Code), demand, judgment, cause of action or other losses (including loss of benefit or relief), cost, fine, penalty, royalty, or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute, fixed, or contingent, accrued or unaccrued, liquidated or unliquidated, recorded or unrecorded, due or to become due or otherwise, and regardless of when asserted and whether in Contract, tort or otherwise (including those arising out of any action, such as any settlement or compromise thereof).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Purchased Securities, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements or any other rights granted or consensual as or against any Purchased Securities including easements, encroachments, rights of first refusal, options or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code.

“Listed Employees” has the meaning set forth in Section 8.02(j).

“Lookback Period” means the period of time from November 10, 2022, through the date of this Agreement.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects, has had or is reasonably expected to have, a material adverse effect on the assets, results of operations or financial condition of the Acquired Companies or the Business, taken as a whole; provided, that any adverse result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects to the extent attributable to the following shall not be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the Transactions; (b) conditions generally affecting the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate; (c) any action taken or statement made by the Buyer or its Affiliates or their respective Representatives; (d) compliance with the terms of, or the taking of any action required by, this Agreement or approved by the Buyer (other than pursuant to Section 6.04); (e) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by a Governmental Authority after the date hereof; (f) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (g) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), public health crisis, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (h) the failure by the Acquired Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; or (i) any effect resulting from the filing of the Bankruptcy Cases; provided, that clause (i) shall not prevent a determination that any facts, events, changes, developments, circumstances or occurrences giving rise to such failure to meet projections, forecasts, or predictions has resulted in a Material Adverse Effect (to the extent such fact, event, change, development, circumstance or occurrence is not otherwise excluded from this definition of Material Adverse Effect); provided, that any result, occurrence, fact, change, event or effect referred to in clauses (b), (f), or (g) will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent such result, occurrence, fact, change, event or effect adversely affects the Business, the Purchased Securities, the Acquired Companies or the

Assumed Liabilities, taken as a whole, in a disproportionately adverse manner relative to other companies operating in the same industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 5.17(a).

“Material Provider Contracts” has the meaning set forth in Section 5.20(g).

“Medicare Advantage Plan” means a plan or product established pursuant to a Contract with CMS pursuant to Part C of Title 42 of United States Code, Chapter 7 of the Social Security Act, Subchapter XVIII Health Insurance for Aged and Disabled, Section 1395 et seq., and its implementing regulations at 42 C.F.R. Part 422, as both may be amended from time to time.

“Medicare Shared Savings Program” or “MSSP” means the alternative payment model known as the Medicare shared savings program for accountable care organizations, or any successor or similar model, implemented by the United States Department of Health and Human Services.

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Multistate Medicare Advantage Contract” has the meaning set forth in Section 5.20(j).

“Non-Florida Medicare Advantage Contracts” means any Contract entered into between the Seller Parent or any of its Subsidiaries, on the one hand, and a Medicare Advantage Plan, on the other hand; provided, however, “Non-Florida Medicare Advantage Contracts” shall not include (a) Contracts with Medicare Advantage Plans that are only applicable to service areas or regions in, or that otherwise only enroll or service beneficiary populations in, the State of Florida and (b) each Multistate Medicare Advantage Contract.

“OIG” means the Office of the Inspector General of the U.S. Department of Health and Human Services.

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, settlement or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority (whether public or private).

“Ordinary Course of Business” means an action taken by or on behalf of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Outside Date” means one-hundred and twenty (120) days after the date hereof; provided, that the Buyer may elect (at its sole discretion) by written notice to the Seller Parties prior to the Outside Date, to extend the Outside Date to April 1, 2025.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents, notices, or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Business Real Property which are not violated by the current use and operation of the Business Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Business Real Property which do not materially impair the occupancy or use of the Business Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (f) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (g) non-exclusive licenses of Intellectual Property granted by a Seller Party or an Acquired Company on standard form terms and conditions in the ordinary course of business of the Acquired Companies.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Data” means (a) Protected Health Information as well as any other data or personal information relating to an identified or identified natural person, computer, or device, including consumer credit information, credit card numbers, social security numbers and social insurance numbers, or (b) is otherwise protected by or subject to any applicable Law or defined as “personal information,” “personal data,” “personally identifiable information,” or “protected health information” under applicable Law.

“Petition Date” has the meaning set forth in the Recitals.

“Pioneer ACO Model” means the alternative payment model known as pioneer accountable care organization model, or any successor or similar model, implemented by the United States Department of Health and Human Services.

“Plan” has the meaning set forth in Section 5.13(a).

“Plan Effective Date” means the date on which the conditions precedent for the effectiveness of the Chapter 11 Plan have been satisfied or otherwise waived in accordance with its terms and such Chapter 11 Plan is in effect.

“Pre-Closing Period” has the meaning set forth in the preamble to Article VI.

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the Pre-Closing Straddle Period.

“Previous Plans” has the meaning set forth in Section 8.02(c).

“Previously Omitted Contract” has the meaning set forth in Section 13.04(e).

“Previously Omitted Contract Notice” has the meaning set forth in Section 13.04(e).

“Proceeding” means any action, claim, suit, charge, complaint, lawsuit, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding (including any civil, criminal, administrative or appellate proceeding), prosecution or hearing brought, conducted or heard by or before any Governmental Authority or arbitrator. For the avoidance of doubt, “Proceeding” includes any claim as such term is defined in section 101(5) of the Bankruptcy Code, whether or not filed, scheduled or otherwise asserted and whether or not allowed or disallowed.

“Process” (or “Processed” or “Processing”) means access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmission, performance of operations on, enhancement, aggregation, destruction, theft, loss, security or disposal of or to, any data or information or any Company System.

“Protected Health Information” has the meaning set forth under HIPAA.

“Provider” means any individual physician, physician extender or midlevel that provides professional healthcare services in relation to the Business.

“Purchase Price” means $10,000,000.

“Purchased Securities” has the meaning set forth in the Recitals.

“PY 2023 Provider Payment” has the meaning set forth Section 1.03(a).

“PY 2023 Provider Repayment Mechanism” has the meaning set forth Section 1.03(f).

“Radial Contracts” means that certain (i) Master Services Agreement, dated as of April 25, 2019, by and among Radial Analytics, Inc., Steward Health Care Network, Inc., Steward Integrated Care Network, Inc., and Steward National Care Network, Inc., and that Statement of Work No. 1, dated as of September 13, 2019, by and among Radial Analytics, Steward Health Care Network, Inc., Steward Integrated Care Network, Inc. and Steward National Care Network,

Inc., and (ii) Master Services Agreement, entered into on December 31, 2020, by and among Radial Analytics, Inc., Steward Health Care Network, Inc., Steward Integrated Care Network, Inc., and Steward National Care Network, Inc., and (a) Statement of Work No. 1, effective as of January 21, 2021, by and among Radial Analytics, Steward Health Care Network, Inc., Steward Integrated Care Network, Inc. and Steward National Care Network, Inc., (b) Deployment Information pursuant to Statement of Work No. 1, dated January 12, 2021, by and between Radial Analytics, Inc. and Steward Health Care Network, Inc., and (c) Deployment Information pursuant to Statement of Work No. 1, dated August 9, 2022, by and between Radial Analytics, Inc. and Steward Health Care Network, Inc.

“Regulatory Conditions” has the meaning set forth in Section 6.03(d).

“Regulatory Filings” has the meaning set forth in Section 6.03(b).

“Related Agreements” means the Assignment of Membership Interests, the Restructuring Support Agreement, the Services Agreement, and each of the other documents, certificates and instruments contemplated hereby or thereby or executed in connection herewith or therewith.

“Release Requirements” has the meaning set forth in Section 1.03(f).

“Repayment Mechanism” means any repayment mechanism permitted by CMS pursuant to 42 C.F.R. § 425.204(f) in connection with any Acquired Company’s obligation to repay any amounts due to CMS in connection with the Medicare Shared Savings Program.

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person or, in the case of the Buyer, any existing or potential financing source (including lenders and co-investors).

“Required Repayment Mechanisms” has the meaning set forth in Section 6.08.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated on or about the date hereof, by and among Seller Parent, certain consenting Senior Lenders, and RHG Network, LLC, a Delaware limited liability company (as the same may be amended, amended and restated, supplemented, waived and/or otherwise modified from time to time in accordance with its provisions).

“Retained Business” means any and all businesses of the Seller Parties and their Affiliates, other than the Business, including, for the avoidance of doubt, the business of the Seller Parties and their Affiliates related to the participation in any Medicare Advantage Plan.

“Securities Act” means the Securities and Exchange Act of 1933, as amended.

“Security Incident” means any actual or suspected breach of security, phishing incident, ransomware or malware attack, unauthorized Processing, or other cyber or security incident affecting or with respect to any of the Company Systems or data or information (including trade secrets and Personal Data) owned or Processed by or on behalf of a Seller Party or Acquired Company (in connection with the Business).

“Seller” has the meaning set forth in the Preamble.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Released Claims” has the meaning set forth in Section 7.04(a).

“Seller Released Parties” has the meaning set forth in Section 7.04(b).

“Seller Releasors” has the meaning set forth in Section 7.04(a).

“Seller Taxes” has the meaning set forth in Section 7.03(d).

“Senior Lenders” means the Consenting Term Loan Lenders (as such term is defined in the Restructuring Support Agreement).

“Services Agreement” means that certain Services Agreement, dated as of the date hereof, by and between the Buyer (or an Affiliate of the Buyer) and Seller Parent.

“Shared Contract” means any Contract with any third party to which a Seller Party or any of its Affiliates is a party, and which is material to both the Business and the Retained Business.

“Steward” means Steward Health Care System LLC, a Delaware limited liability company, and any of its controlled Affiliates.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof, and, further, including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Seller Party or any Acquired Company.

“Taxes” means any and all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, escheat, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits withholding, and any other duties, levies, fees or other charges of any kind whatsoever in the nature of tax together with any interest, additions, fines or penalties with respect thereto.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 7.03(a).

“Transition Services Agreement” means that certain Transition Services Agreement, effective as of November 10, 2022, by and between Steward Health Care System LLC and Seller Parent, as amended by that certain Letter Agreement, dated April 10, 2023.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any comparable or analogous state, local, foreign and other Laws.

“Wind-Down Period” has the meaning set forth in Section 7.05.